UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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Paychex, Inc.

(Name of Registrant as Specified In Its Charter)

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Delivering HR Innovation to Build Better Businesses

Proxy Statement 2022

and Notice of Annual Meeting of Stockholders

PAYCHEX®

HR | Payroll | Benefits | Insurance

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

WHEN

Thursday, October 13, 2022

10:00 a.m. Eastern Time

WHERE

Online at

www.virtualshareholdermeeting.com/PAYX2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 13, 2022.

Paychex has elected to use the Securities and Exchange Commission’s Notice and Access model, which allows us to make the proxy materials available on the Internet, as the primary means of furnishing proxy materials to stockholders. On or about September 2, 2022, we will mail to all stockholders a Notice of Internet Availability of Proxy Materials, which contains instructions for accessing our proxy materials on the Internet and voting by telephone or on the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions for requesting a printed set of proxy materials. Paychex, Inc.’s Proxy Statement and Annual  Report  for the year ended May 31, 2022 are   available   at   www.proxyvote.com   and

https://investor.paychex.com.

The principal business of the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) will be:

1. To elect ten nominees to the Board of Directors for a one-year term;

2. To hold an advisory vote to approve named executive officer compensation;

3. To ratify the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm; and,

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders are cordially invited to attend the Annual Meeting. We are holding our Annual Meeting in a virtual format to provide a safe and consistent experience for our stockholders and employees regardless of location. You will not be able to attend the Annual Meeting at a physical location.

Our Annual Meeting will be broadcast as a live webcast accessible at: www.virtualshareholdermeeting.com/PAYX2022. Stockholders of record at the close of business on August 15, 2022 will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. With the nature of our Annual Meeting being virtual, you will be able to vote and ask questions through the webcast by using your 16-digit control number.

For more information about the virtual meeting format, please see the “Frequently Asked Questions” section beginning on page 67.

By order of the Board of Directors

Stephanie L. Schaeffer

Corporate Secretary

September 2, 2022

Welcome to the Paychex, Inc. 2022 Annual Meeting

of Stockholders

VOTE YOUR SHARES

HOW TO VOTE

Your vote is very important, and we hope that you will attend the Annual Meeting. You are eligible to vote if you were a stockholder of record at the close of business on August 15, 2022. Please read the proxy statement and vote right away using any of the following methods.

Stockholders of Record:

VOTE BY INTERNET BEFORE OR DURING THE MEETING Visit the website listed on your Notice of Internet Availability of Proxy Materials.	VOTE BY TELEPHONE Call 1-800-690-6903 to vote by phone.	VOTE BY MAIL Sign, date, and return your proxy card in the enclosed envelope (this is only available if you requested a printed copy).

Beneficial Stockholders:

If you are a beneficial stockholder, you will receive instructions from your bank, broker, or other nominee that you must follow for your shares to be voted.

Proxy Summary

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information that you should consider, and you should read the entire proxy statement before voting. For more complete information regarding the performance of Paychex, Inc. (the “Company” or “Paychex”) for the fiscal year ended May 31, 2022 (“fiscal 2022”), review the Company’s Annual Report on Form 10-K (“Form 10-K”) for fiscal 2022.

Paychex, Inc. 2022 Annual Meeting of Stockholders

October 13, 2022 10:00 a.m., Eastern Time	Virtual Meeting at: www.virtualshareholdermeeting.com/PAYX2022

Meeting Agenda and Voting Matters

Item	Proposal	Board Vote Recommendation	Page Reference (for more detail)

Proposal 1	Election of directors for a one-year term	FOR each director nominee	5

Proposal 2	Advisory vote to approve named executive officer compensation	FOR	29

Proposal 3	Ratification of the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm	FOR	64

Fiscal 2022 Business Highlights

$4.6B	$1.8B	$3.77

Total service revenue	Adjusted operating income (1)	Adjusted diluted earnings per share (1)

14% increase	23% increase	24% increase

$141.23	$100.99	$123.83

High stock price (2)	Low stock price (2)	Stock price as of fiscal year end

		22% increase

(1)

Adjusted operating income and adjusted diluted earnings per share are not U.S. generally accepted accounting principles (“GAAP”) measures. Refer to “Paychex, Inc. Non-GAAP Financial Measures” in Appendix A of this proxy statement for a discussion of these non-GAAP measures and a reconciliation to the most comparable GAAP measures of operating income and diluted earnings per share.

(2)	Based on 52-week high and low closing prices as reported on the Nasdaq Global Select Market as of May 31, 2022.

Paychex has focused on returning value to our stockholders and continued with stockholder-friendly actions during fiscal 2022. In May 2022, the Company increased its quarterly dividend by $0.13 per share, or 20%, to $0.79 per share. The Company continued to repurchase its common stock to offset dilution and in fiscal 2022 repurchased 1.2 million shares for $145.2 million.

Paychex, Inc. 2022 Proxy Statement • 1

Proxy Summary

Returned over $1.1 billion to Stockholders in Fiscal 2022

$1.0B	$145.2M

Dividends Paid	Share Repurchases

Environmental, Social and Governance (“ESG”)

Highlights of our ESG efforts in fiscal 2022 are:

•	We have expanded our ESG strategic framework from four to nine pillars. We believe pursuing a robust ESG strategy is critical for the continued success of Paychex.

•

The Board of Directors of the Company (the “Board”) created a new committee, the Nominating & ESG Committee (“N&E Committee”), which assists the Board in developing and overseeing sustainability objectives to further integrate them into the Company’s strategy and operations. The N&E Committee also oversees the Company’s risks, reporting and disclosures with respect to ESG and assists the Board with attracting, developing, and retaining directors and executives from diverse backgrounds with the talents and skills critical to the long-term success of the Company.

•	We continued to expand our ESG efforts in key areas including diversity, equity and inclusion (“DEI”), environment, philanthropy and data security.

For more information on our ESG efforts, refer to the Corporate Governance section starting on page 19 of this proxy statement.

Paychex, Inc. 2022 Proxy Statement • 2

Proxy Summary

Recent Awards and Recognition

HR Tech Award from Lighthouse Research & Advisory – Best SMB- focused solution in the Core HR/Workforce category Paychex was recognized for the third consecutive year	FORTUNE® Magazine 2022 Worlds’ Most Admired Companies Paychex was named to the list of the World’s Most Admired Companies recognizing its corporate reputation and outstanding financial performance

Business Intelligence Group 2022 BIG Innovation Award Paychex was recognized by the Business Intelligence Group for its Paychex Pre- Check solution	Forbes – America’s Best Employers for Diversity Paychex was recognized as one of America’s best employers for diversity by Forbes

Ethisphere – World’s Most Ethical Companies Paychex recognized for the 14th time, and the 11th consecutive year	Business Group on Health – Best Employers; Excellence in Health & Well-being Paychex recognized for the ninth time for offering one of the nation’s top health and well-being programs

COVID-19 Update

As the COVID-19 pandemic evolves, our priority continues to be the health and safety of our employees. The overall recovery from the COVID-19 pandemic has been uneven and has presented many challenges and risks from general economic uncertainty, changes in consumer demand, disruption of supply chains and challenges with hiring, labor and supply cost inflation. We have maintained health and safety standards for employees meeting all regulatory requirements while providing greater levels of flexibility to employees.

We remain committed to proactively supporting our clients through any lingering uncertainties of the COVID-19 pandemic and navigate the challenges of the future business environment. Our unique blend of technology solutions and expertise provides valuable tools and resources to assist our clients and their employees. As the global economy continues to evolve, we remain committed to helping our clients navigate the complexity of macroeconomic changes, legislative changes, the COVID-19 pandemic, or other factors.

Pay-for-Performance

During fiscal 2021, the Governance and Compensation Committee (“G&C Committee”) made a one-time change to the composition of the annual equity award to its Named Executive Officers (“NEOs”). However, during fiscal 2022, the Governance and Compensation Committee (“G&C Committee”) returned to the previous practice of granting a blend of stock options, time-based stock awards and performance-based stock awards and fully intends to continue using performance-based awards with long-term performance measures in its compensation plans.

Key features of our executive compensation program that tie compensation to the Company’s performance are:

•

A significant portion of annual compensation is “at risk” based on performance. For the CEO, 89% of total target compensation is at risk. On average, for other NEOs, 81% of their total target compensation is at risk.

•	Variable compensation is comprised of an annual cash incentive program and longer-term equity-based incentives.

Paychex, Inc. 2022 Proxy Statement • 3

Proxy Summary

For more information on compensation for our NEOs and how it ties to performance, refer to the Compensation Discussion and Analysis and Named Executive Officer Compensation sections of this proxy statement.

Stockholder Outreach and Engagement

The Company values stockholder feedback and is committed to ongoing engagement. During fiscal 2022, formal discussions with stockholders were held reviewing topics including compensation practices, corporate governance, ESG, and other matters that were priorities of our stockholders. Please refer to “Stockholder Engagement and Response to 2021 Say-on-Pay-Vote” on page 30 for details on the fiscal 2022 engagement efforts.

Additional Information

Refer to the Frequently Asked Questions section beginning on page 67 for important information about proxy materials, voting, annual meeting procedures, company documents, communications, and the deadlines to submit stockholder proposals for the 2023 Annual Meeting of Stockholders. Additionally, questions may be directed to Investor Relations at (800) 828-4411 or by written request to 911 Panorama Trail South, Rochester, NY 14625, Attention: Investor Relations. General information regarding the meeting and links to key documents can be found on our Investor Relations web page at https://investor.paychex.com.

Cautionary Note Regarding Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future results or events and include, among others:

•	statements with respect to the beliefs, plans, objectives, and expectations regarding the future compensation plans of the Company and the ESG initiatives and goals of the Company; and

•

statements preceded by, followed by or that include the words “aim,” “ambition,” “anticipate,” “believe,” “could,” “goal,” “intend,” “plan,” “potential,” “should,” “strategy,” “strive,” “will,” “would,” or similar expressions.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, please see the risks and other factors detailed from time to time in the Company’s most recent periodic reports on Form 10-K and Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”). Except as required by law, we undertake no obligation to update these forward-looking statements after the date of filing this proxy statement with the SEC to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

Paychex, Inc. 2022 Proxy Statement • 4

Election of Directors

PROXY STATEMENT

Paychex, Inc.

911 Panorama Trail South

Rochester, NY 14625

Paychex, Inc. (“Paychex,” the “Company,” “we,” “our,” or “us”), a Delaware corporation, is furnishing this proxy statement to stockholders in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the “Board”) for the 2022 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy statement summarizes information concerning the matters to be presented at the Annual Meeting and related information to help stockholders make an informed vote. Distribution of this proxy statement and a form of proxy to stockholders is scheduled to begin on or about September 2, 2022.

PROPOSAL 1: ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

What am I voting on?	Voting Recommendation

Stockholders are being asked to elect ten director nominees for a one-year term. This section includes information about the Board and each director nominee.	The Board recommends a vote FOR each of the ten director nominees.

The Board is elected by the stockholders to oversee the overall success of the Company, review its operational and financial capabilities, and periodically assess its long-term strategic objectives. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved for stockholders. The Board selects and oversees the members of senior management who are charged by the Board with conducting the day-to-day business of the Company. The Board acts as an advisor to senior management and ultimately monitors management’s performance.

Election Process

The Company’s Amended and Restated By-Laws (“By-Laws”) provide for the annual election of directors. The By-Laws provide that each director is elected by a majority of the votes cast for the director at any meeting held for the election of directors at which a quorum is present, and the director is running unopposed. If a nominee that is an incumbent director does not receive a required majority of the votes cast, the director must offer to tender his or her resignation to the Board. The Nominating & ESG Committee (“N&E Committee”) considers such offer and will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board then considers the N&E Committee’s recommendation and will determine whether to accept such offer. The Board will disclose its decision and the rationale behind it within 90 days of the certification of the election results.

2022 Nominees for Director

There are ten nominees for election as director, as listed on the following pages. Each of the nominees is a current member of the Board. The ten persons listed have been nominated for election to the Board by the Company’s N&E Committee. The nominees, except for Mr. Golisano and Mr. Mucci, are independent under the Nasdaq Stock Market (“Nasdaq”) director independence standards. If elected, each nominee will hold office until his or her successor is elected and has qualified or until his or her earlier resignation or removal. We believe that all the

Paychex, Inc. 2022 Proxy Statement • 5

Election of Directors

nominees will be available to serve as a director. However, if any nominee should become unable to serve, the named proxy holders may exercise discretionary authority to vote for substitute nominees proposed by the Board.

The Board believes that the combination of the various qualifications, skills, and experience of the 2022 director nominees will continue to contribute to an effective and well-functioning Board. Due in part to stockholder feedback, Board refreshment and diversity, equity and inclusion (“DEI”) continue to be important considerations of our Board. For more information on the nomination process and our stockholder outreach, refer to the Corporate Governance and the Advisory Vote to Approve Named Executive Officer Compensation sections of this proxy statement.

The Board recommends the election of each of the director nominees identified on the following pages. Unless otherwise directed, the named proxy holders will vote the proxy FOR the election of each of these director nominees.

Summary of Director Nominees

Our director nominees are accomplished professionals, with diverse areas of expertise, who are well-equipped to oversee the success of the business and effectively represent the interests of stockholders. Our director nominees:

•	are seasoned leaders who possess high personal and professional ethics and share the values of the Company

•	are highly accomplished in their fields and have served as directors and officers in a diverse range of companies, including technology, financial services and payment companies, among others

•	strengthen our Board’s oversight capabilities by having varied lengths of tenure that provide historical and new perspectives about our Company; and

•	bring extensive and diverse experience in strategic planning, business development, international business, mergers and acquisitions and go-to-market strategies, among others.

The Board has identified qualifications, attributes, skills, and experience that are important to be represented on the Board as a whole, in light of the Company’s business and current needs. The Board believes the combination of the various qualifications, attributes, skills, diversity and experience of the director nominees contribute to a well-functioning and effective Board.

Below is a summary to highlight some but not all the important skills our director nominees bring to the Board.

Paychex, Inc. 2022 Proxy Statement • 6

Election of Directors

Board Diversity and Matrix

The Company seeks to maintain a Board comprised of talented and dedicated directors with a diverse mix of expertise, experience, skills and backgrounds. The skills and backgrounds collectively represented on the Board should reflect the diverse nature of the business environment in which the Company operates. For purposes of Board composition, diversity includes, but is not limited to, business experience, geography, age, gender, race, and ethnicity.

Pursuant to Rule 5606(f) of the Nasdaq Listing Rules, the following table reports certain information on each director’s voluntary self-identified characteristics, as of May 31, 2022.

Board Diversity Matrix

Total Number of Directors	10

	Female	Male

Part I: Gender Identity

Directors	2	8

Part II: Demographic Background

African American or Black	—	1

White	2	7

Paychex, Inc. 2022 Proxy Statement • 7

Election of Directors

Martin Mucci — Chairman of the Board and Chief Executive Officer of Paychex, Inc.

Director since 2010 Current Public Company Directorships: • NCR Corporation Prior Public Company Directorships (Past Five Years): None	Age: 62 Board Committees: • Corporate Development Advisory • Executive (Chair)

Effective December 2021, Mr. Mucci assumed the role of Chairman of the Board (“Chairman”) and continues to serve as CEO of the Company. Mr. Mucci had served as President and CEO of the Company since September 2010. Mr. Mucci joined the Company in 2002 as Senior Vice President (“SVP”), Operations. Prior to joining Paychex, he held senior level positions with Frontier Communications, a telecommunications company, including President of Telephone Operations and CEO of Frontier Telephone of Rochester, over the course of his 20-year career. Mr. Mucci serves on the board of NCR Corporation, a leading software- and services-led enterprise provider in the financial, retail, and hospitality industries. He is also a member of the Business and Government Software and Services Advisory Team for Madison Dearborn Partners. Mr. Mucci was a member of the Board of Directors of Cbeyond, Inc. until it was purchased by Birch Communications in July 2014. He is a Trustee Emeritus of St. John Fisher College.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Mucci is qualified to lead the Board due to his experience providing day-to-day leadership as the President and CEO of Paychex, giving him extensive knowledge of the Company, its operations, challenges, and opportunities. In addition, Mr. Mucci’s educational background and senior leadership experience provide him with strong financial literacy.

Thomas F. Bonadio — Founder and Senior Counsel of The Bonadio Group

Director since 2017 Current Public Company Directorships: None Prior Public Company Directorships (Past Five Years): • CurAegis Technologies, Inc.	Age: 73 Board Committees: • Audit • Corporate Development Advisory • Nominating and ESG

Mr. Bonadio is the founder and senior counsel of The Bonadio Group, the largest independent provider of accounting, business advisory, and financial services in New York State outside of Manhattan. Mr. Bonadio has experience serving on community organizations and not-for-profit boards, as well as publicly traded boards. He previously served as a director and audit committee chair for Conceptus, Inc., which is now a wholly owned subsidiary of Bayer AH of Germany.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Bonadio is qualified to serve as a director of the Company due to his strong background in finance and business, his entrepreneurial experience, and his knowledge of the Certified Public Accountant community. Mr. Bonadio is a successful entrepreneur whose experience building his own business is representative of many clients Paychex serves today. He also brings a high degree of financial literacy obtained from his years in the financial services industry, and his ability to assess financial performance of other companies through the review and understanding of financial statements. This financial expertise is a great benefit to the Board and its committees.

Paychex, Inc. 2022 Proxy Statement • 8

Election of Directors

Joseph G. Doody — Former Vice Chairman of Staples, Inc.

Director since 2010 Current Public Company Directorships: • Casella Waste Systems, Inc. Prior Public Company Directorships (Past Five Years): • Virtusa Corporation	Age: 70 Board Committees: • Audit • Investment

Mr. Doody served as Vice Chairman of Staples, Inc., an office products company, from February 2014 until his retirement in September 2017. Prior to that, he served as President, North American Commercial, from January 2013 until February 2014, and President, North American Delivery, from March 2002 to January 2013. Mr. Doody has experience serving on other public boards, including Casella Waste Systems, Inc. and Virtusa Corporation. Mr. Doody is an emeritus member of the Foundation Board at The College at Brockport.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Doody is qualified to serve as a director of the Company due to his significant leadership and international experience. His long tenure in management of a large division of a multinational company enables him to provide our Board with important operational expertise. In addition, his deep knowledge of small- to medium-sized businesses brings a thorough understanding of the risks and opportunities affecting the Company’s clients and potential clients. Mr. Doody also has extensive experience in strategic planning and business development, which allows him to provide valuable input into the Company’s plans for market growth.

David J.S. Flaschen — Investor and Advisor

Director since 1999 Current Public Company Directorships: • Informa plc (London Stock Exchange) Prior Public Company Directorships (Past Five Years): None	Age: 66 Board Committees: • Audit (Chair) • Compensation and Leadership • Corporate Development Advisory • Investment

Mr. Flaschen is an investor and advisor to a number of private companies providing business, marketing, and information services. From 2005 to 2011, he was a partner with Castanea Partners, a private equity investment firm. Mr. Flaschen is a member of the National Association of Corporate Directors Blue Ribbon Commission on Adaptive Governance for Board Oversight of Disruptive Risks. Mr. Flaschen is a director/advisor of various private companies. He also serves as a director and member of the audit committee for Informa plc, a Financial Times Stock Exchange 100 public company which is traded on the London Stock Exchange.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Flaschen is qualified to serve as a director of the Company as a result of his extensive executive experience in information and marketing services. Over the course of his career, Mr. Flaschen has worked internationally with a number of businesses, including Thomson Financial and AC Nielsen. He also brings a high degree of financial literacy obtained from his years in the financial services industry, and his ability to assess financial performance of other companies through review and understanding of financial statements. This financial expertise is a great benefit to the Board and its committees.

Paychex, Inc. 2022 Proxy Statement • 9

Election of Directors

B. Thomas Golisano — Founder of Paychex, Inc.

Director since 1979 Current Public Company Directorships: • Eastman Kodak Company • Twinlab Consolidated Holdings, Inc. Prior Public Company Directorships (Past Five Years): None	Age: 80 Board Committees: • Executive

Mr. Golisano founded Paychex in 1971 and served as Chairman of the Board of the Company until December 2021. He served as President and CEO of the Company until October 2004. He serves on the board of trustees of the Rochester Institute of Technology. Mr. Golisano serves on the boards of Cognivue, Inc., Twinlab Consolidated Holdings, Inc., and Eastman Kodak Company and serves as a director of numerous other non-profit organizations and private companies. He is founder and a member of the board of trustees of the B. Thomas Golisano Foundation.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Golisano is qualified to serve as a director of the Company due to his relevant executive leadership experience and extensive knowledge of the operations of the Company. These skills were attained through his roles of founder and former Chairman of the Board and CEO of Paychex.

Pamela A. Joseph — Executive Chair of Xplor Technologies

Director since 2018

(previously served from 2005 – 2017)

Current Public Company Directorships:

•  Adyen N.V. (Euronext)

•  TransUnion (Chair)

Prior Public Company Directorships (Past Five Years):

•  Total Systems Services, Inc.

Age: 63 Board Committees: • Compensation and Leadership • Corporate Development Advisory • Nominating and ESG (Chair)

Ms. Joseph currently serves as the Executive Chair of Xplor Technologies, which was created following a merger of Clearent, LLC and Transaction Services Group. Ms. Joseph previously served as the CEO of Clearent, which was a full-service payment-solutions provider and owner-independent software vendor in select vertical markets. She is also an Operating Partner of Advent International. She previously served as President, Chief Operating Officer, and Board Member of Total System Services, Inc. (“TSYS”), from May 2016 until September 2017. She was Vice Chair of U.S. Bancorp Payment Services and Chair of Elavon (formerly NOVA Information Systems, Inc.), a wholly owned subsidiary of U.S. Bancorp, from December 2004 until her retirement in June 2015. TSYS offers issuer services and merchant payment acceptance for credit, debit, prepaid, healthcare, and business solutions. U.S. Bancorp Payment Services and Elavon manage and facilitate consumer and corporate card issuing, as well as payment processing. Ms. Joseph also serves as Board Chairperson for TransUnion and as a member of the Board of Directors of Adyen N.V.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Ms. Joseph is qualified to serve as a director of the Company due to her extensive executive experience in the financial services and payment industries. Her wealth of technology experience brings insight to the Board and its committees. In addition, her experience with major acquisitions, board experience with the healthcare services field, and international expansion allows for her to provide valuable input to the Company’s growth plans.

Paychex, Inc. 2022 Proxy Statement • 10

Election of Directors

Kevin A. Price — Founder & President of KAP Holdings, LLC d/b/a PartScriptionTM

Director since July 2021 Current Public Company Directorships: None Prior Public Company Directorships (Past Five Years): None	Age: 62 Board Committees: • Audit • Nominating and ESG

Mr. Price is the founder and President of KAP Holdings, LLC d/b/a PartScription, which he founded in 2006. KAP Holdings, LLC is a service company engaged in the distribution, wholesaling and sourcing of products and parts to private and governmental agencies across a broad range of categories with integrated solutions to eliminate cost, lost time, and frustration in construction and renovation projects. PartScription is a fast growing, innovative ecommerce platform that aggregates millions of parts into a single search and order platform to improve selection, service, and profitability for retail hardware stores. Prior to his founding of KAP Holdings, LLC, he worked at Sears Holding Corporation as the Vice President of Customer Care Network and at Ameritech Corporation as Vice President of Planning and Administration.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Price is qualified to serve as a director of the Company due to his extensive experience as an entrepreneur and significant executive leadership and ecommerce experience. Mr. Price is a strategic leader who has provided agile leadership to help drive business success. His experience is a great benefit to the Board and its committees.

Joseph M. Tucci — Co-Founder and Former Co-Chief Executive Officer and Co-Chairman of GTY Technology Holdings, Inc.

Lead Independent Director Director since 2000 Current Public Company Directorships: • Motorola Solutions, Inc. Prior Public Company Directorships (Past Five Years): • GTY Technology Holdings, Inc.	Age: 75 Board Committees: • Compensation and Leadership (Chair) • Executive • Nominating and ESG

Mr. Tucci was the co-founder of GTY Technology Holdings, Inc., a special purpose acquisitions company founded in September 2016, and served on the board of directors through July 2022. He has been Chairman of Bridge Growth Partners, LLC, a private equity firm based in New York, since October 2016. Mr. Tucci was the former Chairman of the Board of Directors and CEO of EMC Corporation (“EMC”), a provider of data-storage systems. He was EMC’s Chairman from January 2006 and CEO from January 2001 until September 2016, when Dell Technologies acquired the company. He was Chairman of the Board of Directors for VMWare, Inc. from 2007 through September 2016. He serves on the Board of Directors of Motorola Solutions, Inc., and on the boards of various academic and community organizations.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Tucci is qualified to serve as a director of the Company due to his extensive executive leadership experience as CEO of EMC. Mr. Tucci has spent over 40 years in the technology industry in senior roles at large, complex, and global technology companies. His experience leading EMC through a period of dramatic revitalization, growth and market share gains, and new product introductions enables him to share knowledge of the challenges a company faces due to rapid changes in the marketplace.

Paychex, Inc. 2022 Proxy Statement • 11

Election of Directors

Joseph M. Velli — Retired Financial Services and Technology Executive

Director since 2007

Current Public Company Directorships:

•  AssetMark Financial Holdings

•  Cognizant Technology Solutions Corp.

•  Computershare Ltd. (Australian Stock Exchange)

Prior Public Company Directorships (Past Five Years):

None

Age: 64 Board Committees: • Compensation and Leadership • Corporate Development Advisory (Chair) • Executive • Investment (Chair)

Mr. Velli currently serves on the Board of Directors of Computershare Limited, a global provider of corporate trust, stock transfer, employee share plan, and mortgage servicing services. He serves on the Board of Directors of Cognizant Technology Solutions Corp., a multinational corporation that provides information technology services. Mr. Velli is also on the Board of Directors of AssetMark Financial Holdings, Inc., an investment management and consulting firm. Mr. Velli previously served as Senior Executive Vice President of The Bank of New York and as a member of the Senior Policy Committee. During his 22-year tenure with The Bank of New York, he headed Global Issuer Services, Global Custody and Investor Services, Global Liquidity Services, Pension and 401(k) Services, and Retail Banking. He served as Chairman and CEO of ConvergEx Group, LLC, a provider of brokerage, software products, and technology services, from 2006 to 2013, and continued to serve on the ConvergEx Board until 2014. Mr. Velli has been a member of the board of trustees for William Paterson University since June 2017. He acts as an advisory council member to Lovell Minnick Partners and occasionally provides advisory services to other private equity firms.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Velli is qualified to serve as a director of the Company due to his extensive experience with securities servicing, capital markets, business to business, marketing, and mergers and acquisitions matters, as well as his public board experience. He plays a key role in the Board’s discussions of the Company’s investments and liquidity. Mr. Velli has extensive experience with acquisitions and business services, providing valuable insights on potential growth opportunities for the Company.

Kara Wilson — Senior Advisor at KKR & Co. Inc.

Director since 2017 Current Public Company Directorships: • KnowBe4 Prior Public Company Directorships (Past Five Years): None	Age: 52 Board Committees: • Audit • Corporate Development Advisory

Ms. Wilson currently serves as a Senior Advisor at KKR & Co. Inc., a global investment firm that manages multiple alternative asset classes, including private equity, energy, infrastructure, real estate and credit, with strategic partners that manage hedge funds. She currently serves on the Board of Directors for Corel Corp, a company with a wide portfolio of software solutions that deliver best-in-class capabilities to knowledge workers worldwide, and KnowBe4, a security awareness computer-based training firm that assists companies in strengthening their security through their employees. She was formerly Chief Marketing Officer at Rubrik, Inc., a cloud data management company, a role she held from June 2017 until May 2019. She has over 20 years of experience in driving go-to-market strategies for large, medium, and hyper-growth start-ups. She has held marketing leadership roles with some of the technology industry’s most influential companies, including Cisco Systems, SAP, SuccessFactors, PeopleSoft/Oracle, Okta, and FireEye, Inc. Prior to Rubrik, from October 2016 to June 2017, Ms. Wilson was Executive Vice President and from August 2013 to June 2017, Chief Marketing Officer of cyber security company FireEye, where she helped launch FireEye’s initial public offering and was responsible for the company’s global marketing initiatives including corporate, product, and technical marketing, global communications, and field enablement.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Ms. Wilson is qualified to serve as a director of the Company due to her extensive experience in driving go-to-market strategies for enterprise technology companies. The Board can benefit from Ms. Wilson’s marketing experience to help Paychex with the development and execution of go-to-market strategies to effectively differentiate the Company in a highly competitive and constantly evolving industry. Ms. Wilson has experience at global companies and can provide insight on any expansion of the Company’s global presence.

Paychex, Inc. 2022 Proxy Statement • 12

Director Compensation

DIRECTOR COMPENSATION FOR THE FISCAL YEAR ENDED MAY 31, 2022

Director compensation is recommended by the Compensation and Leadership Committee (“C&L Committee”) and approved by the Board annually in July. The Board’s authority cannot be delegated to another party. The Company’s management does not play a role in setting director compensation. The Company compensates the independent directors of the Board using a combination of cash and equity-based compensation. Martin Mucci, Chairman and CEO, receives no compensation for his services as Chairman. Rather, the compensation received by Mr. Mucci in his roles as President and CEO for the first half of the fiscal year ended May 31, 2022 (“fiscal 2022”) and CEO for the second half of fiscal 2022 is shown in the fiscal 2022 Summary Compensation Table, contained in the Named Executive Officer Compensation section of this proxy statement.

The table below presents the total compensation received from the Company by all directors except Mr. Mucci for fiscal 2022.

Name (a)	Fees Earned or Paid in Cash (b)	Stock Awards (c)	Stock Options (d)	Total

Thomas F. Bonadio	$113,750	$89,798	$89,168	$292,716

Joseph G. Doody	$113,750	$89,798	$89,168	$292,716

David J.S. Flaschen	$155,000	$89,798	$89,168	$333,966

B. Thomas Golisano	$326,875	$ —	$ —	$326,875

Pamela A. Joseph	$120,500	$89,798	$89,168	$299,466

Kevin A. Price	$106,875	$89,798	$89,168	$285,841

Joseph M. Tucci	$128,750	$89,798	$89,168	$307,716

Joseph M. Velli	$127,375	$89,798	$89,168	$306,341

Kara Wilson	$113,750	$89,798	$89,168	$292,716

Fees Earned or Paid in Cash (Column (b))

The amounts reported in this column reflect the annual cash compensation paid to the directors during fiscal 2022, whether or not such fees were deferred. Annual cash compensation for the directors who own less than 5% of the outstanding shares of the common stock of the Company is comprised solely of annual retainers, which are paid in quarterly installments. These retainers are paid for participation on the Board with separate retainers for committee membership. In addition to their committee membership retainers, committee chairs (with the exception of the Executive Committee) receive additional retainers in recognition for their time contributed in preparation for committee meetings.

In January 2022, the Board adopted a policy to allow any director beneficially owning more than 5% of the outstanding shares of common stock of the Company to receive their compensation for serving on the Board or Committees thereof, in cash in quarterly installments as opposed to in the form of equity in the Company.

During fiscal 2022, Mr. Golisano was succeeded as Chairman and remains on the Board as a director of the Company. Mr. Golisano, who is not an independent director, received total cash compensation of $326,875 during fiscal 2022, which included a retainer of $258,750 for his services as Chairman through November 2021 and cash compensation of $68,125 for his services as a director following November 2021. The amount of cash compensation that Mr. Golisano received for his services as a director was determined based on the annual retainers and fair value of equity compensation applicable to all independent directors in effect for fiscal 2022.

Paychex, Inc. 2022 Proxy Statement • 13

Director Compensation

The Board receives competitive market data on director compensation of companies in our compensation Peer Group (as discussed beginning on page 48, “Peer Group”) from our independent consultants. Based on the Governance and Compensation Committee’s (“G&C Committee”) review of this market data, it increased certain annual retainers for fiscal 2022 to align total compensation for directors to our Peer Group.

The annual retainers, applicable to all independent directors, in effect for fiscal 2022 (effective in October 2021) and the fiscal year ended May 31, 2021 (“fiscal 2021”) were as follows:

Compensation Element	2022	2021

Annual cash retainer	$95,000	$95,000

Audit Committee member annual retainer	$12,500	$10,000

C&L Committee member annual retainer(1)	$10,000	$ —

N&E Committee member annual retainer(1)	$10,000	$ —

G&C Committee member annual retainer	$10,000	$ 7,500

Investment Committee member annual retainer	$ 7,500	$ 5,000

Executive Committee member annual retainer	$ 7,500	$ 5,000

Corporate Development Advisory Committee member annual retainer	$ 7,500	$ 5,000

Audit Committee Chair annual retainer(2)	$25,000	$25,000

C&L Committee Chair annual retainer(1) (2)	$17,500	$ —

N&E Committee Chair annual retainer(1) (2)	$17,500	$ —

G&C Committee Chair annual retainer(2)	$17,500	$17,500

Corporate Development Advisory Committee Chair annual retainer(2)	$ 2,500	$ 2,000

Investment Committee Chair annual retainer(2)	$ 2,500	$ 2,000

(1)

Effective in the fourth quarter of fiscal 2022. In April 2022, the Board divided the responsibilities of the G&C Committee into two separate Board committees: the C&L Committee and the N&E Committee Upon the formation of these new committees, the G&C Committee was dissolved.

(2)	The committee chair receives the chair annual retainer in addition to the respective committee member retainer.

Paychex, Inc. 2022 Proxy Statement • 14

Director Compensation

Equity Awards: Stock Awards (Column (c)) and Option Awards (Column (d))

The amounts reported in these columns reflect the grant-date fair value of time-based stock awards and stock option awards, respectively, granted to each independent director and do not reflect whether the recipient has actually received a financial gain from these awards (such as a lapse in the restrictions on time-based stock awards or by exercising stock options). For fiscal 2022, the equity-based compensation structure for independent directors was increased from a total value of approximately $160,000 per director to a total fair value of approximately $180,000 per director, with approximately 50% awarded in the form of stock options and 50% in the form of time-based stock awards. The increase for fiscal 2022 was designed to align total compensation for directors to our Peer Group. In July 2021, all independent directors received an annual equity award under the Paychex, Inc. 2002 Stock Incentive Plan, as amended and restated October 15, 2020 (the “2002 Plan”) as follows:

	Time-Based Stock Awards	Stock Options

Grant Date	July 15, 2021	July 15, 2021

Exercise Price	N/A	$112.67

Quantity	797	5,075

Fair Value (1)	$112.67	$17.57

Vesting Schedule	On the first anniversary of the date of grant.	On the first anniversary of the date of grant.

Certain Restrictions	Shares may not be sold during the director’s tenure as a member of the Board, except as necessary to satisfy tax obligations.	N/A

Other(2)	Upon the discretion of the Board, unvested shares may be accelerated in whole or in part for certain events including, but not limited to, director retirement.	Unvested options outstanding upon the retirement of a Board member will be canceled.

(1)

The fair value of time-based stock awards is determined based on the closing price of the underlying common stock on the grant date. The fair value of stock options is determined using a Black-Scholes option pricing model. The assumptions used in determining the July 15, 2021 fair value of $17.57 per share for these stock options were: risk-free interest rate of 1.3%; dividend yield of 2.9%; volatility factor of 0.22; and expected option term life of 7.5 years.

(2)	Retirement eligibility for this purpose begins at age 55 or older with ten years of service as a member of the Board.

As of May 31, 2022, each independent director had the following equity awards outstanding:

Director	Time-Based Stock Awards (Shares)	Stock Options (Shares)

Thomas F. Bonadio	797	41,457

Joseph G. Doody	797	27,438

David J.S. Flaschen	797	58,762

Pamela A. Joseph	797	29,598

Kevin A. Price	797	5,075

Joseph M. Tucci	797	81,768

Joseph M. Velli	797	96,820

Kara Wilson	797	37,053

Paychex, Inc. 2022 Proxy Statement • 15

Director Compensation

Deferred Compensation Plan

We maintain a non-qualified and unfunded deferred compensation plan in which all independent directors are eligible to participate. Directors may elect to defer up to 100% of their Board cash compensation. The Company does not contribute to this plan. Gains and losses are credited based on the participant’s selection of a variety of designated investment choices, which the participant may change at any time. We do not match any participant deferral or guarantee a certain rate of return. The interest rates earned on these investments are not above-market or preferential. Refer to the Non-Qualified Deferred Compensation table and discussion within the Named Executive Officer Compensation section of this proxy statement for a listing of investment funds available to participants and the annual rates of return on those funds. During fiscal 2022, no independent directors deferred compensation under the plan.

Benefits

We reimburse each director for expenses associated with attendance at Board and committee meetings.

Stock Ownership Guidelines

The Board set stock ownership guidelines for our independent directors with a value of six times his or her annual Board retainer, not including any committee or committee chair retainers. The ownership guidelines were established to provide long-term alignment with stockholders’ interests. The independent directors are expected to attain the ownership guideline within five years after the later of first becoming a director or the adoption of any increased guideline. Directors may not sell underlying stock received through time-based stock awards until their service on the Board is complete, except for those shares sold as necessary to satisfy tax obligations. For the purpose of achieving the ownership guideline, time-based stock awarded to the directors is included. All independent directors are currently compliant with the stock ownership guidelines.

Prohibition on Hedging or Speculating in Company Stock

Directors must adhere to strict standards with regards to trading in Paychex stock. Also, we prohibit directors from hedging Paychex stock. They may not, among other things:

•	speculatively trade in Paychex stock;

•	short sell any securities of the Company; or

•	buy or sell puts or calls on the Company’s securities.

Pledging of Company Stock

We maintain a pledging policy for all Paychex directors, officers, and employees that prohibits new pledging of Company securities for any purpose. Our pledging policy is posted on our website at https://investor.paychex.com/corporate-governance/governance-documents.

Paychex, Inc. 2022 Proxy Statement • 16

Beneficial Ownership

BENEFICIAL OWNERSHIP OF PAYCHEX COMMON STOCK

The following table contains information, as of July 31, 2022, on the beneficial ownership of the Company’s common stock by:

•

each principal stockholder known to be a beneficial owner of more than 5% of the Company’s common stock. This includes any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	each director and nominee for director;

•	each of the Company’s Named Executive Officers (“NEOs”); and

•	all directors, NEOs, and executive officers of the Company as a group.

Under the rules of the Securities and Exchange Commission (“SEC”), “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or disposition power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days. This information is based upon reports filed by such persons with the SEC.

Name	Amount of Shares Owned (1)	Non-vested Shares of Restricted Stock (2)	Stock Options Exercisable by September 29, 2022 (3)	Total Shares Beneficially Owned	Percent of Class
Principal Stockholders:
B. Thomas Golisano (4),(5),(6),(7)
1 Fishers Road
Pittsford, NY 14534	37,837,491	—	—	37,837,491	10.4%
BlackRock Inc. (8)
55 East 52nd Street
New York, NY 10055	30,340,271	—	—	30,340,271	8.4%
Vanguard Group Inc. (9)
PO Box 2600 V26
Valley Forge, PA 19482	29,863,710	—	—	29,863,710	8.2%
Directors:
Martin Mucci	425,356	—	1,592,555	2,017,911	*	*
Thomas F. Bonadio	18,089	—	41,457	59,546	*	*
Joseph G. Doody (10)	22,232	—	27,438	49,670	*	*
David J.S. Flaschen (11)	47,837	—	58,762	106,599	*	*
B. Thomas Golisano (4),(5),(6),(7)	37,837,491	—	—	37,837,491	10.4%
Pamela A. Joseph	9,355	—	29,598	38,953	*	*
Kevin A. Price	1,536	—	5,075	6,611	*	*
Joseph M. Tucci	53,460	—	81,768	135,228	*	*
Joseph M. Velli	61,270	—	81,768	143,038	*	*
Kara Wilson	5,839	—	37,053	42,892	*	*
Named Executive Officers:
Martin Mucci	425,356	—	1,592,555	2,017,911	*	*
Efrain Rivera	79,573	—	9,355	88,928	*	*
John B. Gibson	40,444	8,879	101,216	150,539	*	*
Mark A. Bottini	76,097	—	360,545	436,642	*	*
Michael E. Gioja	47,483	—	223,014	270,497	*	*
All directors, NEOs, and executive officers of the Company as a group (17 persons)	38,797,818	17,397	2,751,252	41,566,467	11.5%

Paychex, Inc. 2022 Proxy Statement • 17

Beneficial Ownership

**	Indicates that percentage is less than 1%.

(1)

This column reflects shares held of record and Company shares owned through a bank, broker, or other holder of record. For executive officers, this also includes shares owned through the Paychex, Inc. 401(k) Incentive Retirement Plan (the “401(k) Plan”).

(2)

This column includes stock awards to independent directors and executive officers that have not yet vested. These non-vested stock awards have voting and dividend rights, and thus are included in beneficial ownership.

(3)

This column includes shares that may be acquired upon exercise of options, which are exercisable on or prior to September 29, 2022. Under SEC rules, shares that may be acquired within 60 days are included in beneficial ownership.

(4)

Included in shares beneficially owned for Mr. Golisano are 278,068 shares owned by the B. Thomas Golisano Foundation, of which Mr. Golisano is a member of the foundation’s eight-member board of trustees. Mr. Golisano disclaims beneficial ownership of these shares but does share voting and investment power.

(5)

Mr. Golisano has 7,671,875 shares pledged as security. Mr. Golisano’s pledge of these shares has been disclosed since 2007 and, as such, occurred well before the enactment of our updated pledging policy in January 2020.

(6)	Included in shares beneficially owned are 50,571 shares held in the name of family members, trusts, or other entities of Mr. Golisano. Mr. Golisano shares voting and investment power of these shares.

(7)

Included in shares beneficially owned are 37,508,852 shares, held in the name of a trust for which Mr. Golisano is the trustee and beneficiary. Mr. Golisano has sole voting and investment power of these shares.

(8)

Beneficial ownership is based on information as of June 30, 2022, contained in the Form 13F filed with the SEC on August 12, 2022 by BlackRock, Inc., including notice that it has, along with certain institutional investment managers for which it is the parent holding company, sole voting power as to 27,522,101 shares, sole dispositive power as to 30,339,445 shares and shared dispositive power as to 826 shares.

(9)

Beneficial ownership is based on information as of June 30, 2022, contained in the Form 13F filed with the SEC on August 12, 2022 by Vanguard Group Inc., including notice that it has sole dispositive power as to 28,496,985 shares, shared voting power as to 478,501 shares, and shared dispositive power as to 1,366,725 shares.

(10)	Included in shares beneficially owned are 12,639 shares, held in the name of a trust for which Mr. Doody is the trustee and beneficiary. Mr. Doody has sole voting and investment power of these shares.

(11)	Included in shares beneficially owned are 45,219 shares held in the name of family members, trusts or other entities of Mr. Flaschen. Mr. Flaschen shares voting and investment power of these shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires directors, executive officers, and beneficial owners of more than 10% of the Company’s common stock to file reports of their ownership and changes in their ownership of the Company’s equity securities with the SEC. Based solely on our review of information supplied to the Company and filings made with the SEC, the Company believes that during fiscal 2022, its directors, executive officers, and beneficial owners of more than 10% of the Company’s common stock have complied in a timely manner with all applicable Section 16 filing requirements, except one late Form 4 filed on behalf of Mr. Gibson that occurred in the last fiscal year. The transaction was related to equity awards granted by the Company in fiscal 2022 and were not voluntary transactions initiated by Mr. Gibson.

Paychex, Inc. 2022 Proxy Statement • 18

Corporate Governance

CORPORATE GOVERNANCE

Role of the Board

The Board recognizes the fundamental principle that good corporate governance is critical to organizational success and the protection of stockholder value. As such, the Board has adopted a set of Corporate Governance Guidelines as a statement of principles guiding the Board’s conduct. These principles are intended to be interpreted in the context of all applicable laws and the Company’s Restated Certificate of Incorporation, By-Laws and other governing documents. A copy of these guidelines can be found on our website at https://investor.paychex.com/corporate-governance/governance-documents.

Environmental, Social, and Governance Efforts

Paychex is committed to good corporate citizenship, which is reflected in our company culture. Our core cultural values are designed to guide decision making aligned to the expectations of clients, stockholders, regulators, employees, and the multiple communities in which we operate and to reflect our continuing commitment of diverse, equitable, and inclusive workplaces. Our cultural values are:

Integrity	Service	Innovation

Partnership	Accountability	Respect

Each of these values is critical to our ongoing success. All employees are required to verify their understanding and observance of these values on an annual basis through trainings and review with management during performance discussions.

Our Board is focused on the long-term sustainability of our business. Currently, the N&E Committee has oversight of Environmental, Social, and Governance (“ESG”) policies and DEI initiatives (previously the responsibility of the G&C Committee). See “Board Meetings and Committees” on page 23 for additional information on the new committees.

ESG efforts at Paychex are overseen by the Ethics and Corporate Social Responsibility (“CSR”) Steering Committee. The CSR Steering Committee is chaired by the VP, Chief Legal & Ethics Officer, and Secretary, and is comprised of members representing Legal, Human Resources and Organizational Development, Business Operations, Compliance and Data Analytics, Internal Audit, Finance, Marketing, Enterprise Risk Management, Sustainability, Information Technology, and Corporate Communications.

Paychex, Inc. 2022 Proxy Statement • 19

Corporate Governance

Our ESG efforts are focused on the following nine pillars:

Ethics	Governance	Privacy & Security
We hold ourselves to the highest ethical standards: doing business the right way and conducting ourselves with integrity.	Governance guides us as we strive to deliver long-term success and maximize stockholder value.	Privacy and security of personal and account information are among our top priorities.

Diversity, Equity and Inclusion	Environment	Employees
We believe we must be intentional about Diversity, Equity and Inclusion.	We are committed to managing our environmental impact as an integral part of our operations.	Our programs support our employees’ total well-being, professional growth and sense of community.

Community	Empowering Businesses	Occupational Safety
We contribute to the quality of life in the communities where our employees live and work.	Our goal is to be an essential partner to small- and medium-sized businesses.	We are committed to providing our employees with a safe and comfortable working environment.

In fiscal 2022, we continued to expand our ESG efforts in key areas. These include but are not limited to:

DEI efforts: At Paychex, we believe that we must be intentional with our commitment to DEI and have made good progress in our efforts towards awareness, training, and measurement of DEI initiatives. This plan involves taking a systematic approach to DEI, building a culture of inclusion, and developing strategic community partnerships. Fiscal 2022 initiatives included:

•

Establishing managerial or board level responsibility for diversity initiatives including adding DEI to the G&C Committee Charter in July 2021, and then becoming part of the N&E Committee charter in April 2022. In addition, our CEO is a signatory of the CEO Action for Diversity & Inclusion Pledge, which demonstrates that DEI is a top priority of the company and is supported by Company leadership;

•	Targeted recruitment activities including adding tools such as training of Company recruiters and using dashboards and scorecards to track hiring, mobility, and attrition of diverse applicants;

•	Training and guidance regarding diversity aimed at increasing awareness with our employees and clients;

•	Mentorship programs to connect women and people of color to executive leaders, mentors, and promotional opportunities;

•	Philanthropic support to organizations that support diverse communities and initiatives that align with our values; and

•	Establishing DEI-related goals for executive incentive compensation plans for CEO in fiscal 2022 and all executives for the fiscal year ending May 31, 2023 (“fiscal 2023”).

Environment: Paychex recognizes the need for companies to lead the climate transition and is taking initiatives to manage our impacts on the climate. We have an environmental policy in place and perform an annual Company-wide enterprise risk assessment that includes environmental-related risks. The Company is a supporter for the Task Force on Climate-Related Financial Disclosures. In fiscal 2022, we completed the CDP (formerly known as the Carbon Disclosure Project) Climate Change report. We have adopted initiatives that will reduce greenhouse gas (“GHG”) emissions including, but not limited to: geothermal HVAC systems, energy efficient LEDs, electric car chargers, energy efficient heating and cooling equipment, paper usage reductions and waste recycling. During fiscal 2022, the G&C Committee approved an ambition of reaching Net Zero GHG emissions by 2050 and developed short-term and medium-term goals to progress toward the target.

Philanthropy: The Paychex Charitable Foundation (the “Foundation”) is an official legal entity that provides monetary support to help fund initiatives that support economic development in the communities where we have operations, while also enhancing the quality of life for those who work and live in those communities. In fiscal 2022, we increased the size of the Foundation to nearly $20 million and announced a Strategic Giving Framework

Paychex, Inc. 2022 Proxy Statement • 20

Corporate Governance

focused on the four pillars of employee wellness: physical health, mental health, financial health and skills development. The Foundation is also mindful of supporting causes that provide assistance to under-served populations.

Data Security: Aligned with the National Institute of Standards and Technology Cybersecurity Framework, and overseen by Paychex internal auditors, the Audit Committee of the Board, and executive leadership, our Enterprise Security team embraces partnership and collaboration with resources across the company to ensure a consistent, resilient, and secure infrastructure. Protection of our clients’ sensitive information is among our highest priorities. Specifically, we:

•	Maintain policies and procedures covering physical and logical access to our workplaces, systems, and records;

•	Use technology such as virus detection and prevention, firewalls, and other computer hardware and software to protect against unauthorized access to or alteration of customer data;

•	Encrypt sensitive information transmitted over the internet;

•	Through formal approval processes, access controls, and internal auditing, limit employee access to customer information to those who have a business reason to know;

•	Require employees to take information security awareness training upon hire and annually thereafter and apply this training to their jobs every day;

•	Provide ongoing training and awareness to employees about security best practices, including internal phishing simulations to educate and test employees;

•	Use advanced technologies for the backup and recovery of customer information;

•	Collect and analyze information about potential system security violations and anomalous activity through our Security Fusion Center, which boasts 24/7/365 Security Incident Response function;

•	Perform ongoing internal and external penetration testing against our infrastructure and our applications and perform remediation, if necessary;

•

Participate in a private, invitation-only bug bounty program for Paychex Flex® and other Paychex applications that rewards security researchers for the identification of complex and critical vulnerabilities within our web applications; and

•	Coordinate a public-facing responsible disclosure program to identify and remediate vulnerabilities in our applications.

Our Internal Audit department reports directly to the Audit Committee and acts as an independent appraiser of the Paychex internal control system, assessing internal control design and operating effectiveness and recommending enhancements. The Board and Audit Committee are provided with annual and quarterly updates, respectively, on data privacy. Internally, our security programs are overseen by our Executive Security Governance Council, which is comprised of various executives and directors in finance, internal audit, legal, information technology and enterprise risk.

To learn more about our ESG efforts, including additional data and our latest initiatives, please see our ESG report at www.paychex.com/corporate/corporate-responsibility. The inclusion of any website address in this proxy statement does not incorporate by reference the information on or accessible through the website into this proxy statement.

Board Leadership Structure

The Board’s current leadership structure is comprised of:

•	Chairman and CEO as a non-independent director (Mr. Mucci);

•	an independent director serving as Lead Independent Director (Mr. Tucci); and

•	Audit, Compensation & Leadership, Corporate Development Advisory, Investment and Nominating and ESG committees led by independent directors.

Paychex, Inc. 2022 Proxy Statement • 21

Corporate Governance

The Board believes this structure provides a well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. We believe that the Company is best served by having a Chairman who has in-depth knowledge of the Company’s operations and the industry. Mr. Mucci’s experience as our CEO and eleven years of service on the Board qualify him to lead the Board, particularly as it focuses on strategic risks and opportunities facing the Company.

Our Lead Independent Director has responsibility for conducting regularly scheduled executive sessions of the non-management or independent directors and such other responsibilities as the independent directors may assign. Regularly scheduled executive sessions of the members of the Board, without members of management present, are held at each regularly scheduled Board meeting. As appropriate, matters presented to the Board by the N&E and C&L Committees are reviewed and discussed in executive sessions by the independent directors.

The Board and its standing committees that meet regularly conduct performance self-evaluations at least annually to assess the qualifications, attributes, skills, and experience represented on the Board and to determine whether the Board and its committees are functioning effectively. The Board also conducts individual Board member assessments annually.

Nomination Process

The N&E Committee is responsible for recommending candidates to the full Board to either fill vacancies or stand for election at each annual meeting of stockholders. The committee follows the Board’s Nomination Policy, which is included in the N&E Committee Charter. The Board has determined that it is necessary for the continued success of the Company to ensure that the Board is composed of individuals having a variety of complementary experience, education, training, diversity and relationships relevant to the then-current needs of the Board and the Company. The N&E Committee Charter includes a Board and CEO diversity search policy to ensure the Committee considers the diversity of nominees. In addition, the Board’s Nomination Policy requires that initial lists of independent director candidates to fill vacancies on the Board include racially/ethnically and gender diverse candidates and that any third-party search firm will be instructed to include such candidates in the initial lists they prepare.

In evaluating candidates for nomination to the Board, including candidates for nomination recommended by a stockholder, the Nomination Policy requires N&E Committee members to consider the contribution that a candidate for nomination would be expected to make to the Board and the Company. This is based upon the current composition and needs of the Board, and the candidate’s demonstrated business judgment, leadership abilities, integrity, prior experience, education, training, relationships, and other factors that the Board determines relevant. When identifying candidates for nomination to fill vacancies created by the expiration of the term of any incumbent director, the Nomination Policy requires N&E Committee members to determine whether such incumbent director is willing to stand for re-election and, if so, to take into consideration the value to the Board and to the Company of their continuity and familiarity with the Company’s business. The Board has previously used a third-party search firm to identify director candidates, and the N&E Committee is authorized by its charter to continue this practice.

The Nomination Policy requires the N&E Committee to consider candidates for nomination to the Board recommended by any reasonable source, including stockholders. Stockholders who wish to nominate candidates for director must comply with the procedures set forth in the By-Laws, including sending timely notice in writing to the Secretary of the Company that includes the information and disclosure required by the By-Laws. For more information, see the subheading entitled “How do I submit a proposal for next year’s Annual Meeting?” in the Frequently Asked Questions section beginning on page 67.

Board Oversight of Risk

One of the most important functions of the Board is oversight of risks inherent in the operation of the Company’s business. Senior management is responsible for the day-to-day management of risks facing the Company. The Board implements its risk oversight function both as a whole and through delegation to Board committees. The Board is responsible for ensuring an appropriate culture of risk management exists within the Company, overseeing the Company’s aggregate risk profile, and monitoring how the Company addresses specific risks. The Board receives regular reports from officers on particular risks to the Company, reviews the Company’s strategic plan, and regularly communicates with its committees.

Paychex, Inc. 2022 Proxy Statement • 22

Corporate Governance

The Audit Committee receives quarterly updates from the Company’s Chief Information Security Officer regarding the Company’s cybersecurity risk management program. These updates include a status of current capabilities, ongoing initiatives, as well as the evolving cybersecurity threat landscape.

The C&L Committee regularly reviews the risks and rewards associated with our compensation programs. The programs are designed with features that mitigate risk without diminishing the incentive nature of the compensation. As part of its risk oversight, the C&L Committee conducts an annual assessment of risks arising from the Company’s compensation programs. The C&L Committee reviews such programs with its independent compensation consultant. The C&L Committee’s assessment includes identification of risk with the various forms of compensation, the inherent risk in performance-based compensation metrics, and existing risk mitigation controls. Risk mitigation includes, but is not limited to, the balance of fixed and variable compensation, the balance of short- and long-term compensation, stock ownership guidelines, level of oversight, and controls over financial reporting. Based on its last review, the C&L Committee concluded that the Company’s compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

The N&E Committee assists the Board in developing and overseeing sustainability objectives to further integrate it into the Company’s strategy and operations. The N&E Committee also oversees policies and programs related to environmental sustainability, philanthropic, and political activities. And, the N&E Committee provides oversight of the Company’s risks, reporting and disclosure with respect to ESG matters, including an update on the annual assessment of environmental or climate-related risks facing the Company.

Board Meetings and Committees

Our Corporate Governance Guidelines require that our Board meet at least four times per year. The Board held four meetings in fiscal 2022. To the extent practicable, directors are expected to attend all Board meetings and meetings of the committees on which they serve. During fiscal 2022, the average attendance for the Board and committee meetings was approximately 98%. Each director attended at least 75% of the aggregate number of meetings of the Board and of the committees of the Board on which he or she served, where applicable, during fiscal 2022. Directors are expected to attend the Company’s Annual Meetings of Stockholders, and 100% of directors did attend the 2021 Annual Meeting of Stockholders (“2021 Annual Meeting”), which was held virtually. All directors are independent within the meaning of applicable SEC and Nasdaq director independence standards, with the exception of Mr. Golisano and Mr. Mucci.

Paychex, Inc. 2022 Proxy Statement • 23

Corporate Governance

In April 2022, the Board divided the responsibilities of the G&C Committee into two separate Board committees: the N&E Committee and the C&L Committee. As of May 31, 2022, committee assignments were as follows:

Board Members	Audit(1)	C&L(2)	Corporate Development Advisory	Executive	Investment	N&E(3)

Martin Mucci

Thomas F. Bonadio(4)

Joseph G. Doody

David J.S. Flaschen(4)

B. Thomas Golisano

Pamela A. Joseph

Kevin A. Price

Joseph M. Tucci

Joseph M. Velli

Kara Wilson

# of meetings held during the year	6	4	1	0	2	0

Member      Chair

(1)

All members of the Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act, meet the independence, experience, and other applicable Nasdaq listing requirements and applicable SEC rules regarding independence.

(2)	All members of the C&L Committee meet the Nasdaq independence criteria for compensation committee members. Meetings in fiscal 2022 represent meetings of the legacy G&C Committee.

(3)	All members of the N&E Committee meet the Nasdaq independence criteria for directors overseeing director nominations.

(4)	Mr. Bonadio and Mr. Flaschen each qualify as an “Audit Committee Financial Expert,” as defined by applicable SEC rules.

Paychex, Inc. 2022 Proxy Statement • 24

Corporate Governance

The Board committees, which meet regularly and report back to the full Board, play significant roles in carrying out the risk management function. The Board’s six standing committees have the following risk oversight areas and general responsibilities:

Audit Committee

Primary Risk Oversight Areas

•  Risk related to financial statement accuracy and reporting;

•  Internal controls;

•  Legal, regulatory, and compliance risks;

•  Information security, technology, privacy and data protection; and

•  Other operational and fraud risks.

Primary Responsibilities

•  Serve as an independent and objective party to monitor the Company’s financial reporting process, internal control system, and financial risk management processes;

•  Review the performance and independence of the Company’s independent accountants and internal audit department;

•  Provide an open avenue of communication among the independent accountants, financial and senior management, internal audit department, and the Board; and

•  Review significant risk exposures and processes to monitor, control, and report such exposures, periodically reporting on such information to the Board.

Compensation and Leadership Committee

Primary Risk Oversight Areas

•  Risks arising from the Company’s compensation policies and practices for all employees and non-employee directors.

Primary Responsibilities

•  Evaluate and determine compensation for the CEO and senior executive officers and recommend director compensation to the Board;

•  Assist the Board in an annual review on succession planning and evaluating potential successors for executive management positions; and

•  Evaluate compensation policies to determine if they incentivize risks that are reasonably likely to have a material adverse effect on the Company.

Corporate Development Advisory Committee

Primary Risk Oversight Areas

•  Risk related to the Company’s acquisition opportunities.

Primary Responsibilities

•  Review and provide guidance to management and the Board with respect to the Company’s acquisition or divestiture opportunities, as appropriate, and review related strategy; and

•  Authority to approve acquisitions or divestitures in accordance with the parameters set by the Board, to the extent permitted by law and the Company’s By-Laws.

Paychex, Inc. 2022 Proxy Statement • 25

Corporate Governance

Executive Committee

Primary Responsibilities

•	Exercise all the powers and authority of the Board, except as limited by law, between Board meetings and when the Board is not in session.

Investment Committee

Primary Risk Oversight Areas

•	Risk related to investing activities.

Primary Responsibilities

•	Review the Company’s investment policies and strategies, and the performance of the Company’s investment portfolios; and

•	Determine that the investment portfolios are managed in compliance with the Company’s established investment policy.

Nominating and ESG Committee

Primary Risk Oversight Areas

•	Risks related to environmental sustainability or climate-related impacts; and

•	Risk related to the governance structure and processes including succession planning, director independence, and related person transactions.

Primary Responsibilities

•	Identify, evaluate, and recommend candidates to be nominated for election to the Board;

•	Provide oversight of the governance of the Board to ensure that it meets its fiduciary obligations to the Company and its stockholders;

•

Provide ongoing oversight of the company’s ESG programs, including the activities of the company’s CSR Steering Committee, environmental sustainability, DEI, social, human rights, and health and safety matters;

The Audit, C&L, Corporate Development Advisory, Investment and N&E Committees’ responsibilities are more fully described in each committee’s charter adopted by the Board, which are accessible on the Company’s website at https://investor.paychex.com/corporate-governance/governance-documents.

Policy on Transactions with Related Persons

Related persons include our executive officers, directors, and director nominees, as well as their immediate family members, and holders of more than 5% of the Company’s common stock. It is generally the Company’s practice to avoid transactions with related persons. However, there may be occasions when a transaction with a related person is in the best interest of the Company. The Company’s policies and procedures for review and approval of related-person transactions appear in the Company’s Standards of Conduct, Conflict of Interest, and Employment of Relatives Standards, which are internally distributed, and in the Company’s Code of Business Ethics and Conduct, which is posted at https://investor.paychex.com/corporate-governance/governance-documents.

Officers are required to disclose any potential conflicts of interest or related person transactions, which include: certain financial interests in or relationships with any supplier, client, partner, subcontractor, or competitor; and

Paychex, Inc. 2022 Proxy Statement • 26

Corporate Governance

engaging in any activity that could create the appearance of a conflict of interest, including financial involvement or dealings with employees or representatives of the types of entities listed above. Annually, officers and directors complete a Director’s and Officer’s Questionnaire, within which they provide information regarding whether they or any member of their immediate family had any interest in any actual or proposed transaction with the Company or any of its subsidiaries where the amount involved exceeded $120,000. The individuals are also asked about any other economic relationships that might be conflicts of interest. The responses are reviewed by our Financial Reporting and Legal Departments to determine if a conflict of interest exists related to any such transaction. For officers, the Company’s CFO oversees the review of such transactions.

Members of the Board are required to disclose to the Chairman or the Chair of the N&E Committee any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company. This includes engaging in any conduct or activities that would impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

The Financial Reporting department reviews and updates the Company’s listing of related persons on a quarterly basis for determination of potential related person transactions that should be disclosed in the Company’s periodic reports to the SEC. During this quarterly review and update, these identified transactions are reviewed and disclosed, as required. The N&E Committee is required to consider all questions of possible conflicts of interest of Board members and executive officers, including review of transactions of the Company in excess of $120,000 in which a director, executive officer, or an immediate family member of a director or executive officer has an interest. The factors considered by the N&E Committee in their review include: the business objective of the transaction; the individual’s involvement in the transaction; whether the transaction would impact the judgment of the officer or director to act in the best interest of the Company; and any other matters the N&E Committee deems appropriate. Except as noted below in “Transactions with Related Persons” for fiscal 2022, no instances of conflict or non-compliance have been identified. Should a conflict of interest be identified, relevant information and circumstances would be reviewed to determine if action is required relative to continuing the arrangement.

Transactions with Related Persons

For fiscal 2022, the following reportable transactions in excess of $120,000 were identified and communicated to the N&E Committee:

•

Based on information in a Schedule 13F filed on August 12, 2022, Blackrock, Inc. and/or its affiliates (“Blackrock”) is an owner of more than 5% of the Company’s common stock, which makes Blackrock a “Related Person” of the Company under Item 404 of Regulation S-K. Blackrock has been a vendor of the Company since 2011. In fiscal 2022, the Company paid Blackrock approximately $1.9 million for investment management services.

•

The Company provides payroll and other ancillary services to Eastman Kodak Company (“Kodak”). Pursuant to the agreement between the Company and Kodak, Kodak paid the Company $0.5 million in fees for these services during fiscal 2022. As a director and a beneficial owner of greater than 5% of the Company’s common stock, Mr. Golisano may be deemed to have an interest in this transaction, but is not expected to have any direct identifiable interest in this transaction. In addition to serving as a Board member of the Company, Mr. Golisano also serves as a director on Kodak’s board of directors as the designee of GO EK Ventures IV, LLC (“GO EK Ventures”). GO EK Ventures beneficially owns greater than 5% of Kodak’s outstanding shares, and Mr. Golisano is its sole member. Mr. Golisano did not participate in the negotiation, decision-making process, or approval of the agreement between the Company and Kodak. Our G&C Committee considered the relevant information and found no conflict of interest in the transaction with Kodak.

Compensation and Leadership Committee Interlocks and Insider Participation

None of the members of the C&L Committee were at any time during fiscal 2022, or at any other time, an officer or employee of the Company. During fiscal 2022, none of the Company’s executive officers served on the board of directors or compensation committee of any other entity that had an executive officer that serves on the Company’s Board or C&L Committee.

Paychex, Inc. 2022 Proxy Statement • 27

Corporate Governance

No C&L Committee “interlocks” generally means that no executive officer of our Company:

•

served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity which had an executive officer serving as a member of our C&L Committee;

•	served as a director of another entity which had an executive officer serving as a member of our C&L Committee; or

•

served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity which had an executive officer serving as a director of our Company.

Communications with the Board of Directors

The Board has established procedures to enable stockholders and other interested parties to communicate in writing with the Board, including the chair of any standing committee of the Board. Written communications should be clearly marked and mailed to:

Stockholder and Other Interested Parties — Board Communication

Paychex, Inc.

911 Panorama Trail South

Rochester, New York 14625-2396

Attention: Corporate Secretary

In the case of communications intended for committee chairs, the specific committee must be identified. Any such communications that do not identify a standing committee will be forwarded to the Board. The Corporate Secretary will promptly forward all stockholder and other interested party communications to the Board or to the appropriate standing committee of the Board, as the case may be.

CODE OF BUSINESS ETHICS AND CONDUCT

The Company has a Code of Business Ethics and Conduct that applies to all of its directors, officers, and employees. The Company requires all of its directors, officers, and employees to adhere to this code in addressing legal and ethical issues that they encounter in the course of doing their work. This code requires our directors, officers, and employees to avoid conflicts of interest, comply with all laws and regulations, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s best interest. All newly hired employees are required to certify that they have reviewed and understand this code. In addition, each year all employees and directors are reminded of and asked to affirmatively acknowledge their obligation to follow the code. The Code of Business Ethics and Conduct is available for review on the Company’s website at https://investor.paychex.com/corporate-governance/governance-documents. The Company intends to disclose any amendment to, or waiver from, a provision of its Code of Business Ethics and Conduct that relates to any element of the code of ethics definition enumerated in Item 406 of Regulation S-K by posting such information on its website at the address specified above.

Paychex, Inc. 2022 Proxy Statement • 28

Say-on-Pay Vote

PROPOSAL 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

What am I voting on?	Voting Recommendation

Stockholders are being asked to approve, on an advisory basis, the compensation of our NEOs as described in the Compensation Discussion and Analysis (CD&A”) and the Named Executive Officer Compensation sections of this proxy statement.	The Board of Directors recommends a vote FOR the advisory vote approving the NEO compensation, as disclosed in this proxy statement.

We are asking our stockholders to provide advisory approval of the compensation of our NEOs as required by Section 14A of the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders an opportunity to express their views on the overall compensation of our NEOs and the philosophy, policies, and practices as described in this proxy statement. Our stockholders are currently given the opportunity to vote, on a non-binding, advisory basis, on say-on-pay proposals annually, with the next opportunity to vote on such a proposal being the 2023 Annual Meeting of Stockholders (“2023 Annual Meeting”). Before you vote, we encourage you to read the CD&A and Named Executive Officer Compensation sections of this proxy statement, which provide detailed information on the Company’s compensation policies and practices, and overall compensation of our NEOs.

Compensation Programs Highlights

Our executive compensation programs are designed to attract, motivate, and retain highly qualified NEOs, who are critical to our success. We strongly believe that our executive compensation — both pay opportunities and pay actually realized — should be tied to Company performance. Under our compensation programs, the NEOs are rewarded for the achievement of specific annual and longer-term strategic and financial goals of the Company. Some key aspects of our compensation programs that you should consider are:

•

NEO compensation is evaluated and determined by our C&L Committee, which is comprised entirely of independent directors. This committee utilizes the services of an independent consultant to advise them on matters of executive compensation.

•

Our executive compensation program is designed to implement core compensation principles, including alignment with stockholders’ interests, long-term value creation, and pay-for-performance. A significant portion of pay is at risk where the amount realized will be dependent on achievement of financial targets or, in the case of certain time-vested equity awards, the value of the Company’s stock.

•	A mix of annual and long-term incentive programs creates a balance between short-term and long-term focus, reducing risk in the compensation programs.

•	Our equity-based, long-term incentive awards include a combination of stock options, time-based stock awards, and performance-based stock awards.

In addition, we have responsible compensation practices that ensure consistent leadership and decision-making, certain of which are intended to mitigate risk. These include:

•	Stock ownership guidelines designed to align the directors’ and executives’ long-term financial interests with those of our stockholders.

Paychex, Inc. 2022 Proxy Statement • 29

Say-on-Pay Vote

•	Prohibition of hedging of the Company’s stock for both directors and executive officers.

•	Prohibition of pledging Company stock as collateral.

•	A long-standing insider trading policy.

•

Certain recoupment, non-compete, and other forfeiture provisions within our Annual Officer Performance Incentive Program (the “annual incentive program”) and equity-based compensation agreements. These provisions allow the Company to cancel all or any outstanding portion of equity awards and recoup the gross value of any payouts under the annual incentive program, vested time-based stock awards, vested performance-based stock awards, or profits from exercises of options.

Stockholder Engagement and Response to 2021 Say-on-Pay-Vote

Prior to the 2021 Annual Meeting, beginning in September 2021, the Company engaged with stockholders to discuss our executive pay program and other corporate governance matters in response to a proxy advisor voting recommendation against our say-on-pay proposal for 2021.

The results of our annual stockholder advisory votes on executive compensation before 2021 demonstrated strong stockholder support for our program, with support of more than 95% each year for the past 10 years. For the 2021 Annual Meeting, approximately 68% of votes were cast in favor of our say-on-pay proposal. We were disappointed to receive low support for the say-on-pay proposal at the 2021 Annual Meeting and have taken actions to engage with our stockholders and address their feedback.

How We Engaged with Our Stockholders

The outreach initiative was designed to assist our Board and G&C Committee in fully understanding the viewpoints of our stockholders, including those that chose to not support our say-on-pay vote in 2021. This effort supplemented the ongoing communications between our management and stockholders through various engagement channels, including telephonic meetings and e-mail correspondence.

Stockholder Outreach

Initially, we engaged with all stockholders via additional definitive proxy materials and provided more insight on certain one-time compensation-related actions implemented by the G&C Committee of the Board in response to the COVID-19 pandemic and its actual and uncertain future impacts on business performance.

In addition to the above communication, we focused on additional engagement with our top 50 institutional stockholders and our largest principal stockholder, collectively owning about 63% of our outstanding shares. Our then President and CEO (now our Chairman and CEO), along with various members of senior management and members of the G&C Committee, held telephonic meetings with seven stockholders that collectively owned over 24% of our shares outstanding. Direct conversations were held with our principal stockholder, who owned approximately 10% of our shares outstanding. An additional 16 stockholders that collectively owned over 11% of our shares outstanding elected to engage with us via correspondence, indicating that no meeting was necessary at the time. The remaining 27 stockholders we contacted, owning approximately 17% of our shares outstanding, chose not to engage.

Overall, the stockholders who provided feedback expressed support for our executive compensation program. The table below summarizes the feedback we received from these stockholders.

Paychex, Inc. 2022 Proxy Statement • 30

Say-on-Pay Vote

What we heard	How we responded

Unfavorable view on use of positive discretion in determining the achievement for the July 2019 performance-based stock awards	The positive discretion was a one-time act in connection with the COVID-19 pandemic. Compensation decisions were for a one-year period, and we returned to normal practices in July 2021. We do not anticipate using positive discretion in the future.

Preference for long-term performance measures	In July 2021, before the 2021 Annual Meeting, the G&C Committee returned to the previous practice of granting a long-term performance-focused blend of stock options, time-based stock awards and performance-based stock awards and fully intends to continue using performance-based awards with long-term performance measures in its compensation plans.

Desire for increased board refreshment and diversity	Board refreshment and DEI are important considerations of our Board. In fiscal 2022, the Board created a new committee, the Nominating & ESG committee, which is chaired by one of our female Board members, Pamela Joseph. The committee has been tasked with assisting the Board with attracting, developing, promoting, and retaining the best people from diverse backgrounds with the talents and skills critical to our long-term success. In addition, the committee will oversee and assist the Board with our ongoing CSR and ESG activities and performance. The N&E Committee’s charter specifies DEI as a key area of focus and oversight. As the committee focuses on Board refreshment, DEI is top of mind in identifying independent director candidates for nomination. In fact, our last two Board member additions were a female candidate and a diversity candidate. The Board has adopted a policy of requiring a diverse slate of candidates for all Board searches and is mindful of our stockholders’ feedback on this point.

In addition to the above feedback, we received support for the management team, the transparency of our reporting and confirmation that we took a reasonable approach to a crisis, recognizing that setting specific performance goals during the pandemic was challenging.

We had significant achievements during fiscal 2021, even in the face of unprecedented challenges due to the COVID-19 pandemic. As noted above, the actions taken were one-time in nature. We have resumed our normal compensation practices, and as such, have addressed investors’ concerns regarding NEO compensation. While we recognize that our say-on-pay vote is advisory in nature, we greatly value the feedback of our stockholders and the strong support we have historically had for our executive compensation programs.

Advisory Vote

The C&L Committee, along with the Board, believe that the policies, procedures, and amounts of compensation discussed here, and described further in this proxy statement, are effective in achieving the desired goals of aligning our executive compensation structure with the interests of our stockholders. To indicate approval of our NEO compensation, a majority of the shares entitled to vote on the proposal must be voted for the proposal in person or by proxy at the Annual Meeting.

This say-on-pay vote is advisory and, therefore, is not binding on the Company, the C&L Committee, or our Board. Our Board values the opinions of our stockholders and, to the extent that there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the C&L Committee will evaluate whether actions are necessary to address these concerns.

The Board recommends a vote FOR the proposal to approve the NEO compensation on an advisory basis, as disclosed in this proxy statement.

Paychex, Inc. 2022 Proxy Statement • 31

CD&A

COMPENSATION DISCUSSION AND ANALYSIS

The CD&A provides you with a description of our executive compensation policies and programs, the decisions made by the C&L Committee, formerly the G&C Committee, regarding executive compensation, and the factors contributing to those decisions. This discussion focuses on the compensation of our NEOs for fiscal 2022, who were:

Name	Title

Martin Mucci	Chairman and CEO (Principal Executive Officer)

Efrain Rivera	SVP, CFO, and Treasurer (Principal Financial Officer)

John B. Gibson	President and Chief Operating Officer (“COO”)

Mark A. Bottini	SVP of Sales

Michael E. Gioja	SVP of Information Technology and Product Development

Executive Summary

Business and Financial Highlights

Our mission is to be the leading provider of human capital management (“HCM”) software solutions for human resources (“HR”), payroll, benefits, and insurance by being an essential partner to small- and medium-sized businesses across the U.S. and parts of Europe. We believe that successful execution of our mission will lead to strong, long-term financial performance.

Our executive compensation is tied to financial and operational performance and is intended to drive sustained, long-term increases in stockholder value. Fiscal 2022 was a strong year, reflecting growth across our business. Reported financial results for fiscal 2022 and the respective growth percentages compared to fiscal 2021 were as follows:

$4.6B	$1.8B	$3.77
Total service revenue	Operating Income, net of certain items(1)	Adjusted Diluted Earnings per Share(1)

14% increase	24% Increase	24% increase

(1)

Operating income, net of certain items and adjusted diluted earnings per share are not U.S. generally accepted accounting principles (“GAAP”) measures. Refer to “Paychex, Inc. Non-GAAP Financial Measures” in Appendix A of this proxy statement for a discussion of these non-GAAP measures and a reconciliation to the most comparable GAAP measure of operating income and diluted earnings per share. Operating income, net of certain items, is a non-GAAP measure used as one of the performance metrics in the Company’s executive compensation program.

Paychex, Inc. 2022 Proxy Statement • 32

CD&A

Fiscal 2022 Actions Related to Long-Term Strategy: The table below discusses fiscal 2022 performance as it relates to the key areas of focus that comprise the Company’s long-term strategy.

Strategy Focus	Fiscal 2022 Summary of Accomplishments

Providing Industry- leading Integrated Technology

We continue to make investments in leading-edge technology a priority as companies are looking to leverage technology solutions to maintain operations, stay connected to employees, and increase productivity. Solutions introduced in fiscal 2022 provide a unique combination of data, technology, and service designed to meet the evolving needs of employers and employees, including:

•  Paychex Pre-Check, a self-service solution that allows employees to review their paystubs and alert their employer of discrepancies before payday. This significantly reduces errors, increasing efficiency and employee satisfaction.

•  Retention Insights, which utilizes predictive analytics to help identify employees that may be more likely to consider leaving.

•  Paychex Employee Retention Tax Credit (“ERTC”) Service, which helps businesses retroactively identify tax credits, based on wages already paid, and file amended returns to claim the credit.

•  Talent Dashboard, which brings retention insights, time off balances, and performance ratings in one place. This allows employers to compare the performance rating and compensation of each job position to ensure they are rewarding employees appropriately and equitably.

•  Acquisition of a powerful state-of-the-art benefits administration software to help employers drive efficiencies in managing their employee benefits.

•  Vaccination Management, utilizing enhanced Document Management features, where employees can confidentially upload proof of vaccination or COVID-19 test results.

•  Additional tools that aid in talent management, including Total Compensation Summary, Pay Benchmarking, Time Off Management and Financial Wellness.

Increasing Client Satisfaction

We provide a personalized service experience to our clients and their employees utilizing our technology-enabled service and flexible service model. We continue to invest in artificial intelligence, machine learning and self-service capabilities to allow clients and their employees easy, intuitive, and flexible service how, when, and where they want it.

Within Paychex Flex there is embedded technology to assist clients. The Paychex Flex Intelligence Engine includes the Flex Assistant, a customer service chatbot that can answer approximately 680 commonly asked questions and offer access to 1,200 instructional resources. Ongoing investments in our platforms have prepared us well for the demands of the current business and regulatory environments, allowing us to adapt while maintaining strong service delivery, resulting in high levels of client satisfaction and retention. For fiscal 2022, client retention was above pre-pandemic levels, although down from the prior fiscal year due to some normalization after the height of the pandemic.

We have been proactive providing assistance to our clients to help them obtain much needed cash flows during a challenging time. To-date, our clients have obtained over $65B in Paycheck Protection Program loans, of which 96% were fully forgiven, turning them into a grant. In addition, we have helped over 40,000 clients secure more than $8 billion in combined ERTC and paid-leave tax credits.

Paychex, Inc. 2022 Proxy Statement • 33

CD&A

Strategy Focus	Fiscal 2022 Summary of Accomplishments

Expanding our Leadership in HR	We have a comprehensive suite of value-added HR solutions for our clients and their employees. Our solutions include industry leading HR technology for managing client’s workforce along with comprehensive HR outsourcing (administrative services organization and professional employer organization (“PEO”) solutions) delivered by over 700 HR business professionals providing expert advice to the clients they support. Our unique combination of industry leading HR technology and services provided by trained HR business professionals sets us apart in the industry. We are the second largest publicly traded provider of PEO services in the U.S. During fiscal 2022, HR Solutions and PEO client worksite employees grew to almost two million, an 18% increase over the prior fiscal year.

Growing our Client Base	We believe we operate in a significantly under-penetrated and growing market, with significant potential to expand within our current target markets. We have invested significantly in new demand generation and sales tools and expanding certain areas of our sales force. We continue to focus on sales productivity with the intent of expanding our market share across all our product lines. During fiscal 2022, through near record levels of retention and solid sales performance, our client base has grown to greater than 730,000 clients.

Engaging in Strategic Acquisitions	In the past, we utilized acquisitions as a means to expand our portfolio, enter new markets or increase our scale. We continue to evaluate and monitor potential acquisitions and will utilize this when acquisitions are in alignment with our overall strategy. During fiscal 2022, we completed an immaterial acquisition to enhance our technology with a state-of-the-art benefits administration software to help employees drive efficiencies in managing their employee benefits.

Paychex, Inc. 2022 Proxy Statement • 34

CD&A

Return to Stockholders: The value we return to our stockholders is very important to us. During fiscal 2022, we returned over $1.1 billion to our stockholders through dividends and repurchases of outstanding shares of our common stock.

The Company has returned over $5.0 billion to stockholders over the past 5 years.

Dividend Payments: We continue to pay substantial dividends to our stockholders. The most recent increases in the quarterly dividend to stockholders were as follows:

	Increase in Quarterly Dividend	Quarterly Dividend Amount	% Change
May 2022	$0.13	$0.79	20%
May 2021	$0.04	$0.66	6%
May 2019	$0.06	$0.62	11%
May 2018	$0.06	$0.56	12%

Share Repurchases: The Board has authorized the repurchase of common stock as follows:

•	$400 million authorized in May 2019, repurchases were made before the program expired on May 31, 2022; and

•	$400 million authorized in July 2021, which will expire on January 31, 2024.

Shares repurchased over the past three fiscal years were as follows:

(In millions)	Shares Repurchased	Amount
Fiscal 2022	1.2	$145.2
Fiscal 2021	1.7	$155.7
Fiscal 2020	2.0	$171.9

Paychex, Inc. 2022 Proxy Statement • 35

CD&A

The following graph shows how a $100 investment in our common stock on May 31, 2017 would have grown to $243 as of May 31, 2022, with dividends reinvested quarterly. The chart also compares the total stockholder return on our common stock to the same investment in the S&P 500 Index over the same period, with dividends reinvested quarterly. For us, this represents a cumulative return of 143%, or approximately 19% on a compound basis.

For more information about our fiscal 2022 business results, see the section of our fiscal 2022 Form 10-K titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

How Pay is Tied to Company Performance

Our executive compensation programs are designed to ensure that the interests of our senior leaders are appropriately aligned with the Company’s stockholders by rewarding performance that meets established business and individual goals. Key features of the executive compensation programs that tie to Company performance are:

•

A significant portion of our NEOs’ annual compensation is “at risk” based on performance. For fiscal 2022, variable pay represented 89% of total target compensation for our CEO, and 81% of total target compensation on average for our other NEOs;

•

Variable compensation is comprised of an annual cash incentive program and longer-term equity-based incentives. Stock options and time-based stock awards provide value based on our stock price performance. Annual grants of performance-based stock awards provide the opportunity for stock to be awarded if pre-established financial goals are met for a two-year performance period;

•

Target compensation for the annual incentive program and annual grants of performance-based stock awards is generally established at the beginning of the performance period by the C&L Committee. NEOs have an opportunity to earn actual compensation that varies from target based on achievement against pre-established performance metrics;

•

In fiscal 2022, a portion of the CEO’s qualitative goals was based on DEI and ESG program improvements. Going forward in fiscal 2023, DEI and ESG program improvement goals have been included as a qualitative component to cash incentive plan metrics for all executives;

•

Performance targets incorporated into our executive compensation programs include the metrics of new business revenue and service revenue (our measures of business growth) and operating income, net of certain items (our measure of profitability) for our annual performance-based compensation. Operating income, net of certain items is a non-GAAP measure. Refer to Appendix A for a discussion of this measure and a reconciliation to the most comparable GAAP measure of operating income; and

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•	The financial measures used as performance targets are linked directly to our annual and longer-term strategic business plans that are reviewed and approved by the Board.

The pay mix at target for our CEO and the average for other NEOs for fiscal 2022 is:

The following illustrates the trend in Company performance, based on two of our key financial metrics utilized in performance-based compensation plans, and the total reported compensation of our CEO over the last three years.

(1)

Operating income, net of certain items, is a non-GAAP measure. Refer to the discussion regarding this non-GAAP measure and a reconciliation to the most comparable GAAP measure of operating income in Appendix A.

(2)

CEO total compensation as reflected in this chart is equal to the amounts reported in the Fiscal 2022 Summary Compensation Table included in the Named Executive Officer section of this and prior years’ proxy statements.

Amounts realized in fiscal 2022 related to performance-based compensation programs for fiscal 2022 included payouts under the annual incentive program and were earned at 150% of target for the CEO, COO and SVPs. Achievement was measured against financial targets established at the beginning of fiscal 2022.

Refer to the section entitled “Elements of Compensation” and the subsections of “Annual Incentive Program” and “Equity-Based Compensation” within this CD&A for a more detailed discussion of variable compensation, performance targets established, and actual results against those targets.

A significant portion of reported compensation is an incentive for future performance and realizable only if the Company meets or exceeds the applicable performance measures, including but not limited to the Company’s stock price performance. Long-term equity-based incentives make up the largest component of pay for the NEOs. For the CEO, Mr. Mucci, this accounts for 73% of his target compensation for fiscal 2022. The main difference between reported compensation in the Fiscal 2022 Summary Compensation Table and compensation realized is in

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the value of equity awards. In reported compensation, equity awards are included in the year granted at grant-date fair value. The amount that can be realized upon exercise of stock options or vesting of stock awards can differ significantly from the amounts initially reported in the year of grant.

The following table illustrates how the equity awards granted to Mr. Mucci in the last three fiscal years were tracking as of May 31, 2022.

				Intrinsic Value as of May 31, 2022 (3)			Change in Realized and Unrealized Value Since Grant Date
Fiscal Year	Award Type	Value Reported at Grant Date (1)	Value Realized Through May 31, 2022(2)	Vested Shares	Unvested Shares (4)	Total Intrinsic Value Not Yet Realized
2020
	Stock Options	$1,891,759	$—	$4,993,932	$2,496,966	$7,490,898	296%
	Time-Based Stock Award	$1,249,853	$931,519	$—	$574,819	$574,819	21%
	Performance-Based Stock Award	$3,148,087	$—	$—	$5,250,640	$5,250,640	67%
2021
	Stock Options	$2,640,232	$—	$3,276,693	$6,553,336	$9,830,028	272%
	Time-Based Stock Award	$3,952,973	$2,124,369	$—	$4,332,069	$4,332,069	63%
2022
	Stock Options	$1,870,969	$—	$—	$1,206,240	$1,206,240	-36%
	Time-Based Stock Award	$2,633,548	$—	$—	$2,894,402	$2,894,402	10%
	Performance-Based Stock Award	$3,019,981	$—	$—	$5,223,026	$5,223,026	73%

(1)

The value reported at grant date represents the amounts reported in the Fiscal 2022 Summary Compensation Table for the respective fiscal year. These values were reported at grant-date fair value of the award.

(2)

The value realized through May 31, 2022 represents the value realized on stock option exercises or vesting of time-based stock awards and performance-based stock awards. Mr. Mucci has not exercised any stock options granted in fiscal years 2020, 2021, and 2022. The value reflected for stock awards is the stock price on the date shares vested multiplied by the number of shares that vested during the period between date of grant and May 31, 2022.

(3)

Intrinsic value not yet realized for stock options is based on the closing stock price of $123.83 per share as of May 31, 2022 less the exercise price for the respective grants. When the option exercise price is greater than the stock closing price, no value is reported. Intrinsic value for time-based stock awards and performance-based stock awards is based on the closing stock price of $123.83 per share as of May 31, 2022 multiplied by the number of shares not yet vested.

(4)	The intrinsic value of unvested shares remains at risk as these awards are currently not exercisable.

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Highlights of Executive Compensation Practices

The Board maintains governance standards and oversight of our executive compensation policies and practices. The following governance practices were in place during fiscal 2022, and these practices, among other elements of our compensation programs, aid in mitigating risk associated with our compensation programs.

What We Do	What We Don’t Do
✓ Pay for performance. A significant portion of executive pay is not guaranteed but rather tied to key financial metrics that are disclosed to our stockholders.	× No employment agreements. We do not have employment contracts for our NEOs. Employment of all of our executive officers is “at will.”

✓ Mitigate undue risk in compensation programs. The executive compensation program includes features that reduce the possibility of the NEOs, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of longer-term value.

×  No significant perquisites. The benefits our NEOs receive in the form of health insurance, life insurance, and Company matching contributions to the 401(k) Plan are the same benefits generally available to all our employees.

✓ Balance of short-term and long-term incentives. Our incentive programs are designed to provide an appropriate balance of annual and longer-term incentives.

×  No hedging, pledging or short sales transactions permitted. Our executive officers, including NEOs, and directors are prohibited from engaging in any hedging, pledging, or other similar types of transactions with respect to the Company’s common stock.

✓ Capped award payouts. Amounts or shares that can be earned under the annual incentive program, as well as the time-based stock awards and performance-based stock awards, are capped.	× No dividends or dividend equivalents on unearned performance-based awards. Stock awards do not earn or pay dividends until the shares are earned.

✓ Stock ownership guidelines. There are restrictions on sales of vested awards until a NEO has attained ownership of the Company’s stock as follows: CEO — six times base salary; COO — four times base salary; SVPs — three times base salary; and Vice Presidents (“VPs”) — two times base salary.

✓ Include double-trigger change in control provisions. Our Change in Control Plan for officers is a “double-trigger” arrangement, requiring change in control and a subsequent termination of employment.

✓ Include recoupment, non-compete, and other forfeiture provisions in our annual incentive program and equity-based compensation agreements. Our annual incentive program and equity-based compensation agreements contain certain recoupment, non-compete, and other forfeiture provisions that will allow the Company to cancel all or any outstanding portion of equity awards and recover the payouts under the annual incentive program, gross value of any vested time-based stock awards, vested performance-based stock awards, or profits from exercises of options.

✓ Utilize an independent compensation consulting firm. The C&L Committee benefits from its utilization of an independent compensation consulting firm, which provides no other services to the Company.

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Refer to the remainder of this CD&A for a detailed discussion of the overall compensation philosophy, practice, and analysis of elements of the compensation awarded to our NEOs as provided in the Fiscal 2022 Summary Compensation Table, included in the Named Executive Officer Compensation section of this proxy statement.

Elements of Compensation

We use a combination of compensation elements, including base salary, annual incentive program, and equity awards delivered under our 2002 Plan. Each element and the related compensation decisions and results for fiscal 2022 are discussed below.

Historically, our executive incentive compensation has been a mix of performance-based and time-based awards. In July 2021, the C&L Committee granted a blend of stock options, time-based stock awards, and performance-based stock awards. The C&L Committee fully intends to continue granting performance-based awards in fiscal 2023 and future years. This will ensure that executive compensation continues to be aligned with our performance, consistent with our philosophy and our focus on alignment with stockholder interests.

Summary of Fiscal 2022 Elements of Compensation

Compensation Elements	Salary	Annual Incentive Program	Stock Options	Time-Based Stock Awards	Performance-Based Stock Shares(1)
	Fixed	Variable, At-Risk

Recipients	All NEOs

When Granted	Reviewed annually	Annually

Form of Delivery	Cash		Equity

Type of Performance	Short-Term		Long-Term

Performance Period	Ongoing	1-year	Vest ratably over 3 years		2-year performance period followed by 1- year service period

How Payout is Determined	G&C Committee judgment	Quantitative based on achievement against targets; small portion qualitative	Based on stock price on exercise/vest date		Quantitative based on achievement against targets

Performance Metrics	N/A	Service revenue; operating income, net of certain items(2); and annualized new business revenue	N/A		Service revenue and operating income, net of certain items(2)

(1)	The details for performance-based stock awards reflect the terms of the annual performance-based stock awards granted in July 2021.

(2)	Operating income, net of certain items, is a non-GAAP measure. Refer to Appendix A for a discussion of this measure and a reconciliation to the most comparable U.S. GAAP measure of operating income.

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Fiscal 2022 Compensation Results

Base Salary

We pay base salary to attract talented executives and to provide a fixed base of cash compensation. Base salaries are reviewed annually. Our practice is to make targeted base salary increases as determined necessary based on performance, market information, and scope of responsibilities. For fiscal 2022, all NEO’s received a base salary increase based on these factors, bringing them closer to our Peer Group. In addition, Mr. Gibson received an increase in base salary upon promotion to President and COO during fiscal 2022.

Annual Incentive Program

The annual incentive program was established to motivate NEOs to meet the financial goals set by the Company as presented to its stockholders, while maintaining alignment with stockholders’ interests. Upon achievement of the minimum eligible performance, payouts under our annual incentive program are determined based upon the satisfaction of certain quantitative and qualitative components.

The quantitative component consists of certain predetermined performance targets, which are established at the beginning of each fiscal year and are typically based on the Board-approved fiscal year financial plan. The targets for payout are established by the C&L Committee with consultation of management. The performance targets established are intended to provide a balance between growing revenue and managing expenses. Once a target is determined, it is set for the year and is normally not changed. For extraordinary circumstances, the C&L Committee reserves the right to apply discretion and make changes.

The qualitative component of the annual incentive program consists of individual-specific qualitative goals established at the beginning of the fiscal year based on functions and responsibilities unique to the individual. The CEO can potentially receive up to 20% of base salary, the COO can potentially receive up to 15% of base salary, and all other NEOs can potentially receive up to 10% of base salary. For fiscal 2022, a portion of the CEO’s qualitative goals was based on DEI and ESG program improvements. The assessment of these goals is subjective and is not always based on quantifiable financial measurements. The C&L Committee may determine, at its sole discretion, whether satisfactory achievement has occurred, regardless of achievement against the pre-established individual goals. At its discretion for fiscal 2022, the C&L Committee individually evaluated each NEO and determined the specific percentage of the qualitative portion to award each NEO as presented below.

The weight given each quantitative performance target is determined by the C&L Committee when the targets are established, and this weight varies for each NEO based on the individual’s position. Each of the performance targets applicable to an NEO’s annual incentive program provide the NEO an opportunity to earn a percentage of their annualized base salary based on achievement at threshold, target, and maximum. The total percentage of base salary for all performance measures that the NEOs have the opportunity to earn are as follows:

	Quantitative Component			Qualitative Component
Position	Threshold	Target	Maximum
CEO	55.0%	130.0%	205.0%	20.0%
COO	47.5%	110.0%	172.5%	15.0%
SVP-Sales	47.5%	105.0%	162.5%	10.0%
SVP-Other	40.0%	90.0%	140.0%	10.0%

Thresholds are set as the floor with any achievement below threshold resulting in no payout for the respective performance metric. Maximums are set as a ceiling on the amount of payout a NEO can receive for each performance metric.

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The performance metrics for the fiscal 2022 annual incentive program for the NEOs were established as follows:

	Fiscal 2022 Year-over-Year Growth Rates			% of Plan Dollars

Bonus Objectives(1)	Threshold	Target	Maximum	Threshold	Target	Maximum	Achievement as a % of Target
Service revenue	2.9%	7.2%	9.4%	96.0%	100.0%	102.0%	106.2%
Operating income, net of certain items(2)	6.9%	11.3%	13.5%	96.0%	100.0%	102.0%	111.9%
Annualized new business revenue(3)	1.0%	6.0%	8.5%	95.2%	100.0%	102.3%	113.4%

(1)

The annual incentive program allows for certain adjustments to metrics as reported in our consolidated financial statements. The acquisition component of service revenue is included up to a maximum of 2% of service revenue at target.

(2)	Operating income, net of certain items, is a non-GAAP measure. Refer to Appendix A for a discussion of this measure and a reconciliation to the most comparable U.S. GAAP measure of operating income.

(3)

Annualized new business revenue is the approximate amount of revenue to be earned over the first twelve-month period, from the sale in the current fiscal year, of certain management solutions, PEO and insurance services to new clients and new product sales to existing clients. This measure is not directly calculated from our audited financial statements, as reported service revenue also includes recurring revenue from pre-existing clients. This metric is set to provide incentive for executives to strive to exceed the target, given the relationship to recurring revenue.

Each performance objective, along with the target percentage of base salary that can be earned for that metric, and the actual payout percentage is set forth below, in accordance with calculations per the program:

	Mr. Mucci		Mr. Gibson(5)		Mr. Rivera and Mr. Gioja		Mr. Bottini

Bonus Objectives	% of Base Salary at Target	% of Base Salary Achieved(1)	% of Base Salary at Target	% of Base Salary Achieved(1)	% of Base Salary at Target	% of Base Salary Achieved(1)	% of Base Salary at Target	% of Base Salary Achieved(1)
Service revenue	37.5%	60.0%	28.7%	51.6%	30.0%	50.0%	25.0%	38.7%
Operating income, net of certain items(2)	55.0%	85.0%	31.3%	59.9%	35.0%	52.5%	25.0%	38.8%
Annualized new business revenue(3)	37.5%	60.0%	40.00%	45.7%	25.0%	37.5%	55.0%	85.0%
Total quantitative annual incentive	130.0%	205.0%	100.0%	157.2%	90.0%	140.0%	105.0%	162.5%
Qualitative(4)	20.0%	20.0%	12.5%	10.7%	10.0%	10.0%	10.0%	10.0%
Total	150.0%	225.0%	112.5%	167.9%	100.0%	150.0%	115.0%	172.5%

(1)

If the actual achievement under a given performance metric is between two thresholds (e.g. between threshold and target or between target and maximum), then the percentage of base salary achieved would be calculated based on a straight-line interpolation of the achievement level above threshold or target, as appropriate, for such performance metric.

(2)	Operating income, net of certain items, is a non-GAAP measure. Refer to Appendix A for a discussion of this measure and a reconciliation to the most comparable U.S. GAAP measure of operating income.

(3)

Annualized new business revenue is the approximate amount of revenue to be earned over the first twelve-month period, from the sale in the current fiscal year, of certain HR, payroll, and insurance services to new clients and new product sales to existing clients. This measure is not directly calculated from our audited financial statements, as reported service revenue also includes recurring revenue from pre-existing clients. This metric is set to provide incentive for executives to strive to exceed the target, given the relationship to recurring revenue.

(4)

The NEOs have an opportunity to earn a percentage of base salary based on individual-specific qualitative goals related to the functions and responsibilities unique to the individual. The C&L Committee may determine, at its sole discretion, whether satisfactory achievement has occurred, regardless of achievement against the pre-established individual goals.

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(5)	Mr. Gibson’s percentages are calculated based the on pro-rata share of time spent as COO and Senior VP-Operations.

The actual achievement translated to the incentive payments for our NEOs is as follows:

	Annualized Base Salary(1)	Minimum Potential Payout(2)	Maximum Potential Payout(2)	% of Base Salary Achieved	Actual Incentive Compensation Earned(3)
Martin Mucci	$1,075,000	—	$2,418,750	225.0%	$2,418,750
Efrain Rivera	$575,000	—	$862,500	150.0%	$862,500
John B. Gibson(4)	$565,000	—	$948,700	167.9%	$948,700
Mark A. Bottini	$510,000	—	$879,750	172.5%	$879,750
Michael E. Gioja	$530,000	—	$795,000	150.0%	$795,000

(1)

This represents the NEO’s annualized base salary as of May 31, 2022. It may differ from base salary paid for fiscal 2022 reflected in the Fiscal 2022 Summary Compensation Table, which is contained in the Named Executive Officer Compensation section of this proxy statement, due to timing of salary increases, start dates, etc.

(2)

These columns represent the range of payout that each NEO has the opportunity to earn. The minimum potential payout indicates that no payout is earned if achievement is below threshold. The maximum potential payout is based on the percentage of base salary that each NEO can earn for maximum achievement.

(3)

Actual incentive compensation earned is calculated as annualized base salary multiplied by the percentage of base salary achieved and is provided in the Fiscal 2022 Summary Compensation Table, which is contained in the Named Executive Officer Compensation section of this proxy statement.

(4)	Mr. Gibson’s calculated amounts are based the on pro-rata share of time spent as COO and Senior VP-Operations.

Equity-Based Compensation

To align our NEOs’ interests with the long-term interests of our stockholders, we grant equity awards under the 2002 Plan. Annual grants of equity awards to the NEOs are approved during the regularly scheduled meeting of the C&L Committee in July after the release of our fiscal year-end earnings and upcoming fiscal year financial guidance. Our trading black-out period normally lifts on the third business day following such release of information. The C&L Committee anticipates continuing its granting practice. The C&L Committee may also grant equity awards to individuals upon hire or promotion to executive officer positions. These equity awards are not granted during any trading black-out periods. Recipients are notified shortly after C&L Committee approval of their grant, noting the number of stock options, shares of time-based stock, target performance-based stock awards and goals, the vesting schedule, and exercise price. Any sales restrictions or other terms of the award are also communicated at that time.

Annually, the C&L Committee reviews the NEO compensation of our Peer Group to determine the desired pay range for our officers. See the “Compensation Decision Process” section later in this CD&A for further information on the Committee’s process for determining total compensation, including equity awards. This review, along with each officer’s individual performance and potential, determine the total compensation. The quantity of equity awards is based on an estimated total value as determined by the C&L Committee in conjunction with its total compensation review and evaluation.

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In July 2021, the C&L Committee made an annual equity grant to our NEOs that was a blend of stock options, time-based stock awards and performance-based stock awards. The award value was split as follows:

This annual distribution provides for approximately 65% of the total equity-based compensation value to be performance-based stock awards with opportunity based on stock-price appreciation, consistent with the G&C Committee’s total compensation determination. The value delivered may be adjusted by the G&C Committee at its discretion for individual performance and future potential considerations. For our July 2021 annual grants, the annual value of awards at the time of grant was: $7,524,498 for the CEO; $2,098,055 for the COO; $1,953,710 for the CFO; $1,584,146 for the SVP-Sales; and $1,689,676 for the SVP-IT and PD. The estimated total value of the equity-based compensation was increased in fiscal 2021 based on benchmarking analysis against our Peer Group and made to better align internal pay equity and adjust the compensation to market. See further discussion under the “Peer Group” section on page 48 of this report.

The following equity-based compensation was granted in fiscal 2022 for all NEOs:

NEO	Performance-Based Stock Awards or Units (at Target)(1)	Stock Option Awards(2)	Time-Based Stock Awards or Units(3)
Martin Mucci	28,119	108,086	23,374
Efrain Rivera	7,301	28,064	6,069
John B. Gibson(4)	6,906	29,519	7,141
Mark A. Bottini	5,920	22,755	4,921
Michael E. Gioja	6,314	24,272	5,249

(1)

Performance-based stock awards are subject to a two-year performance period and vest in full on the vesting date indicated on the award notice. Retirement eligible executives receive performance-based share units. In the event of retirement on or after the two-year performance period, the next installment scheduled to vest will vest in accordance with the terms of the award agreement. Retirement eligible means the executive is age 60 or older with 10 or more years of service.

(2)

Stock option awards vest one-third per year over three years and have a term of 10 years. In the event of retirement on or after the one-year anniversary of the grant date, the next installment scheduled to vest will vest in accordance with the terms of the award agreement. Retirement eligible means the executive is age 60 or older with 10 or more years of service.

(3)

Time-based stock awards vest one-third per year over three years. Retirement eligible executives receive stock units which also vest one-third per year over three years and upon retirement on or after the one-year anniversary of the grant date, the next installment scheduled to vest will vest in accordance with the terms of the award agreement. Retirement eligible means the executive is age 60 or older with 10 or more years of service.

(4)	Includes stock option awards of 2,972 and time-based stock awards of 1,400 granted on January 15, 2022 upon promotion of Mr. Gibson to President and COO.

Performance Stock Awards

Performance-based stock awards are designed to provide variable compensation that is focused on longer-term results. Annual performance-based stock awards have a two-year performance period to determine the number of

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stock awards (restricted shares or restricted stock units) to be issued. The NEO generally must serve for one additional year for the restrictions to lapse. We began using restricted stock units in fiscal 2020 for NEOs who are retirement eligible, which means the NEO is age 60 or older with 10 or more years of service.

The performance targets as approved by the Board are based on service revenue and operating income, net of certain items, as projected in the strategic planning process. The C&L Committee established performance targets intended to be appropriately challenging at all levels, including the threshold level, but attainable with increasing difficulty for each level beyond threshold. The threshold level was expected to be appropriately challenging but achievable under normal circumstances. The target level would be achieved if the Company performed as expected under our strategic plan for the two-year period. The maximum level would be achievable only with exceptional performance.

Stock Ownership Guidelines

The C&L Committee has established stock ownership guidelines, the requirements for fiscal 2022 are as follows:

Position	Requirement
CEO	6X base salary
COO	4X base salary
SVPs	3X base salary
VPs	2X base salary

For any awards granted after July 2011, there are restrictions on sales of such vested awards until the officer has attained the applicable stock ownership level. The ownership guidelines were established to provide long-term alignment with stockholders’ interests. For the purposes of achieving the ownership guidelines, unvested stock and stock units awarded to the executive officers are included. All officers are currently compliant with the guidelines.

Prohibition on Hedging or Speculating in Company Stock

NEOs, along with all employees of the Company, must adhere to strict standards with regards to trading in Paychex stock. Also, we prohibit executive officers from hedging Paychex stock. They may not, among other things:

•	speculatively trade in the Company’s stock;

•	short sell any securities of the Company; or

•	buy or sell puts or calls on the Company’s securities.

Pledging of Company Stock

We maintain a pledging policy for all Paychex directors, officers, and employees that prohibits new pledging of Company securities for any purpose. Our pledging policy is posted on our website at https://investor.paychex.com/corporate-governance/governance-documents.

Recoupment, Non-Compete, and Other Forfeiture Provisions

We retain the right to claw back any incentive payment or award under any policy adopted by the Company implementing Section 10D of the Exchange Act and any regulations promulgated or national securities exchange listing conditions adopted with respect thereto. In the annual incentive program, we retain the right to recoup all or a portion of the payouts made under the annual incentive program if those payouts were based on financial statements that are subsequently subject to restatement and where fraud or misconduct was involved. We will, to the extent permitted by governing law, require reimbursement of a portion of any compensation received where:

•	the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a substantial restatement;

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•	the participant engaged in fraud or misconduct that caused or partially caused the need for the substantial restatement; and

•	a lower payment would have been made based upon the restated financial results.

In each such instance, we will, to the extent practicable, seek to recover the amount by which the individual participant’s compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results, plus a reasonable rate of interest.

Our equity-based compensation agreements state that following termination of employment, certain benefits (including equity-based compensation) will be forfeited if the NEO engages in activities adverse to the Company. These activities include:

•	competition with the Company during a specified period after termination of employment;

•	solicitation of the Company’s clients or employees during a specified period after termination of employment;

•	breach of confidentiality either during or after employment; or

•	engaging in conduct which is detrimental to the Company during the NEO’s employment with the Company.

Should any of these activities occur, we may cancel all or any outstanding portion of the equity awards subject to this provision and recover the gross value of any vested time-based stock awards and vested performance-based stock awards, including all dividends and dividend equivalents. In the case of non-qualified stock options, we may suspend the NEO’s right to exercise the option and/or may declare the option forfeited. In addition, we may seek to recover all profits from certain prior exercises as liquidated damages and pursue other available legal remedies.

Perquisites

Our NEOs receive benefits in the form of vacation, health insurance, life insurance, Company matching contributions to the 401(k) Plan when such contributions are in effect, and other benefits, which are generally available to all our employees. We do not provide our NEOs with pension arrangements, post-retirement health coverage, or other similar benefits, with the exception of access to a non-qualified and unfunded deferred compensation plan.

Deferred Compensation

We offer a non-qualified and unfunded deferred compensation plan to our NEOs. The deferred compensation plan is intended to supplement the NEO’s 401(k) Plan account. Due to limitations on the 401(k) Plan accounts placed by the Internal Revenue Service, this plan allows for further savings toward retirement for the NEOs and functions similarly to the 401(k) Plan account. Refer to the “Non-Qualified Deferred Compensation” discussion included in the Named Executive Officer Compensation section of this proxy statement for more information on how our deferred compensation plan functions.

Change in Control Plan

Executives of the Company are covered by a Change in Control Plan. Upon involuntary termination by the Company without cause or a voluntary termination by the participant for good reason, within 12 months following a change in control, the executive becomes entitled to certain severance benefits. Such severance benefits are conditioned upon the execution of a general release in favor of the Company.

Cause means the participant’s dereliction of duty to the Company, conviction for a felony, or willful misconduct that has a substantial adverse effect on the Company. Good reason means a significant change to the duties, authority, or position that were assigned immediately before the change in control including: the reduction in or removal of any material duties, authority, or position within the Company; assignment of duties inconsistent with the participant’s position, authorities, or responsibilities; material reduction to base salary, annual incentive, or other elements of total compensation; relocation of the participant’s principal workplace to an area outside of a 50-mile-radius, or the failure of a successor company to assume or adopt the Change in Control Plan. Refer to the “Potential Payments upon Termination or Change in Control” discussion within the Named Executive Officer Compensation section of this proxy statement for further information.

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Compensation Decision Process

Role of the Compensation Consultant

As outlined in its charter, the C&L Committee has the authority to retain consultants and advisers, at the Company’s expense, to assist in the discharge of the committee’s duties. The C&L Committee can retain and dismiss such consultants and advisers at any time. The consultants report directly to the committee and have direct access to the committee through the C&L Committee’s Chair. The C&L Committee requires that any consultant it retains cannot be utilized by management for other purposes. Although management, particularly the VP, Chief Human Resources Officer, may work closely with the consultant, the consultant is ultimately accountable to the C&L Committee on matters related to executive compensation.

The C&L Committee retains the services of Steven Hall & Partners (“Steven Hall”) as its independent compensation consultant. Steven Hall has not provided any other services to the Company prior to or subsequent to being retained as the compensation consultant to the C&L Committee. The C&L Committee was solely responsible for the decision to retain Steven Hall as its consultant. Steven Hall advises the C&L Committee on matters of NEO compensation, assists with analysis and research, and provides updates on evolving best practices in compensation. While Steven Hall may express an opinion on compensation matters, the C&L Committee is solely responsible for setting the type and amount of compensation for NEOs.

The C&L Committee recognizes that it is essential to receive objective advice from its compensation consultant. The C&L Committee closely examines the procedures and safeguards that Steven Hall takes to ensure that the compensation consulting services are objective. The C&L Committee has assessed the independence of Steven Hall pursuant to SEC rules and concluded that Steven Hall’s work for the C&L Committee does not raise any conflict of interest. In making this assessment, the following factors were taken into consideration:

•	that the compensation consultant reports directly to the C&L Committee, and the C&L Committee has the sole power to terminate or replace its compensation consultant at any time;

•	the compensation consultant does not provide any other services to the Company;

•	whether aggregate fees paid by the Company to the compensation consultant, as a percentage of the total revenue of the compensation consultant, are material to the compensation consultant;

•	the compensation consultant’s policies and procedures designed to prevent conflicts of interest;

•	any business or personal relationships between the compensation consultant, on one hand, and any member of the C&L Committee or executive officer, on the other hand; and

•	whether the compensation consultant owns any shares of the Company’s stock.

Role of Compensation and Leadership Committee and Management

As part of the C&L Committee’s responsibility to evaluate and determine NEO compensation, on an annual basis the C&L Committee:

•	reviews the companies in our Peer Group for any changes;

•	reviews base salaries for adjustments, if any;

•	establishes and approves the performance targets and payouts under incentive-based programs and awards; and

•	grants equity awards under our 2002 Plan.

The C&L Committee continues to review each of the elements of compensation annually to ensure that compensation is appropriate and competitive to attract and retain a high-performing executive team. The C&L Committee targets to maintain performance-based pay as a percentage of total target compensation of over 70% for the CEO and over 60% for the other NEOs. Additionally, the C&L Committee targets the value of long-term compensation to be approximately 70% for the CEO and 50% for the other NEOs.

Paychex, Inc. 2022 Proxy Statement • 47

CD&A

The C&L Committee, in making its decisions, targets an equitable mix of compensation. It utilizes various sources of information to evaluate our NEO compensation, including, but not limited to:

•	compensation consultant reports and analyses;

•	benchmarking information with NEOs at Peer Group companies for all compensation elements; and

•

internal management reports including a three-year history of total compensation for all officers and a summary for the upcoming fiscal year of total cash compensation and equity awards for all officers.

The C&L Committee strives for our NEOs’ compensation to be in line with our Peer Group. The information provided by the compensation consultant indicates whether our compensation package, if target performance is achieved, is comparable to the median compensation of our Peer Group, given current competitive practices, overall best practices, and other compensation and benefit trends.

Management reports are used to evaluate compensation recommendations and the impact to total compensation for each individual. They are also used to view a complete picture of the trend of compensation to executive officers, both as a team and as individuals. This facilitates discussion that more accurately details individual officer compensation, noting differences that reflect officer tenure, performance, and position in the management structure.

The C&L Committee uses these management updates along with peer information, where available, as tools to evaluate executive compensation. This information is reviewed in a subjective manner. There is no implied direct or formulaic linkage between peer information and the C&L Committee’s compensation decisions.

Our CEO and our VP, Chief Human Resources Officer provide recommendations to the C&L Committee on design elements for compensation. These individuals, and from time to time invited guests including other officers, will attend the meetings of the C&L Committee to present and respond to questions on current or proposed plan design. Annually, our CEO reviews achievement of the recently completed fiscal year’s plan and presents recommendations regarding: salary for each of the NEOs (other than himself), the upcoming fiscal year’s annual incentive program structure, and equity awards. Management is excluded from executive sessions of the C&L Committee where final decisions on compensation are made, particularly those on our CEO’s performance and compensation. Executive sessions occur at each meeting of the C&L Committee.

Peer Group

In addition to many other factors that affect compensation decisions, the C&L Committee takes into account the compensation practices of our Peer Group, where available, in formulating our compensation program. The C&L Committee assesses total compensation at the median of the Peer Group, even though Paychex performs above the median of its Peer Group in certain financial categories as shown in the charts that follow. Peer Group comparisons were available for the positions of CEO and CFO, and both Mr. Mucci and Mr. Rivera have total compensation that falls below the median total compensation of the Peer Group. For the remaining NEOs, compensation was compared to the average NEO compensation, excluding the CEO and CFO positions, for the Peer Group. These results were below the median total compensation of our Peer Group. Peer Group benchmarking is not the sole determining factor in the C&L Committee’s decisions on compensation, and the C&L Committee reserves the discretion to adjust compensation based on other factors as previously discussed. The Peer Group companies are not necessarily limited to the markets in which Paychex does business. The Peer Group companies were selected based upon the following criteria: comparable business model, company size including revenues and earnings, executive talent sources, competition for investor capital, companies considered by our investors to be our peers, and overall reasonableness. The Peer Group is comprised of the following industries or segments: a direct competitor in the HCM industry, financial transaction management companies, and business services and outsourcing companies.

Paychex, Inc. 2022 Proxy Statement • 48

CD&A

Our Peer Group used for evaluating executive compensation for fiscal 2022 consisted of the following companies:

Peer Group
Automatic Data Processing, Inc.	Global Payments Inc.
Bread Financial Holdings, Inc.(1)	H&R Block, Inc.
Broadridge Financial Solutions, Inc.	Intuit, Inc.
Equifax, Inc.	Moody’s Corporation
Fiserv, Inc.	TransUnion
FleetCor Technologies, Inc.	Verisk Analytics, Inc.
Gartner, Inc.	The Western Union Company

(1)	On March 23, 2022, Alliance Data System Corporation rebranded its business to Bread Financial Solutions, Inc.

(1)	Based on the most recent completed fiscal year for each company in the Peer Group.

The C&L Committee annually reviews and approves the selection of Peer Group companies, adjusting the group from year to year based upon our business and changes in the Peer Group companies’ business or the comparability of their metrics. The Peer Group may also be adjusted in the event of mergers, acquisitions, or other significant economic changes. The Peer Group was adjusted in fiscal 2022. IHS Markit was removed because of acquisition activity and replaced with Gartner, Inc., as it is more closely aligned with our business. In addition, Sabre Corporation (“Sabre”) was removed from the Peer Group in fiscal 2022. After reviewing the compensation consultant’s analysis, the C&L Committee determined that it was no longer appropriate to include Sabre in the Peer Group as a result of industry and market changes.

CEO Compensation

It is the responsibility of the C&L Committee to evaluate Mr. Mucci’s performance annually and determine his total compensation. Mr. Mucci receives compensation based on his leadership role and the overall performance of the Company. Mr. Mucci’s compensation for fiscal 2022 as reflected in the Fiscal 2022 Summary Compensation Table, included in the Named Executive Officer Compensation section of this proxy statement, is as follows:

•	Salary of $1,075,000;

•	Payout under the annual incentive program at 150% of target (maximum payout); and

Paychex, Inc. 2022 Proxy Statement • 49

CD&A

•

Annual equity award grants comprised of 28,119 performance-based stock awards at target, 108,086 stock options with vesting pro-rata over three years, and 23,374 shares of time-based stock awards with vesting pro rata over three years.

Mr. Mucci’s total compensation for fiscal 2022 remained below the median when compared to that of the CEOs within our Peer Group.

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide the ratio of the annual total compensation of Mr. Mucci, our CEO, to the annual total compensation of our median employee. These rules allow us to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure.

Accordingly, our fiscal 2022 CEO pay ratio is calculated utilizing the same median employee identified in fiscal 2021. In determining that it was still appropriate to utilize our fiscal 2021 median employee for this disclosure, we considered changes to our global employee population and compensation programs during fiscal 2022, as well as the absence of a material change in that employee’s job description or compensation during fiscal 2022.

To identify the median employee for fiscal 2021, we took the following steps:

•	We identified the median employee by examining the previous 12-month period of total compensation for all U.S. employees, excluding our CEO, who were employed by us on March 1, 2021;

•

We included all U.S. employees, whether employed on a full-time, part-time or seasonal basis. As of March 1, 2021, the Company had approximately 15,300 employees, not including the CEO and employees outside of the U.S. (160 in Germany, 183 in Denmark, and 252 in India). These exclusions are permitted by the SEC’s de minimis exemption. We did not make any assumptions, adjustments, or estimates with respect to the total compensation, and we did annualize the compensation for any full-time employees that were not employed by us for all the previous 12-month period; and

•

We calculated total annual compensation for fiscal 2022 for the median employee using the same methodology we use for our NEOs as set forth in the 2022 Summary Compensation Table later in this proxy statement.

The table below sets forth comparative information regarding: (A) the total annual compensation of our CEO for fiscal 2022; (B) the median of the total annual compensation of all other employees of the Company, excluding our non-U.S. employees and CEO, for fiscal 2022; and (C) the ratio of the CEO total annual compensation to the median of the total annual compensation of all other employees, excluding the non-U.S. employees and CEO:

Mr. Mucci, our CEO, total annual compensation (A)	$11,025,027

Median employee total annual compensation, excluding non-U.S. employees and CEO (B)	$ 56,960

Ratio of CEO to median employee compensation (C)	193:1

Impact of the Internal Revenue Code

Section 162(m) generally limits the deductibility of compensation for “covered employees,” which include our NEOs, to $1,000,000 per year. The C&L Committee reserves the right to award compensation that is not fully deductible under Section 162(m).

Paychex, Inc. 2022 Proxy Statement • 50

CD&A

The Compensation and Leadership Committee Report

The C&L Committee has reviewed and discussed the Compensation Discussion and Analysis included in the proxy statement with management. Based on such review and discussion, the C&L Committee recommends to the Board that the Compensation Discussion and Analysis be included in the proxy statement and the Company’s Form 10-K for fiscal 2022.

The Compensation and Leadership Committee:

        Joseph M. Tucci, Chair

        David J. S. Flaschen

        Pamela A. Joseph

        Joseph M. Velli

Paychex, Inc. 2022 Proxy Statement • 51

NEO Compensation

NAMED EXECUTIVE OFFICER COMPENSATION

Fiscal 2022 Summary Compensation Table

The table below presents the total compensation for each of the NEOs.

Name and Principal Position (a)	Fiscal Year (b)	Salary (c)	Bonus (d)	Stock Awards (e)	Option Awards (f)	Non-Equity Incentive Plan Compensation (g)	All Other Compensation (h)	Total (i)

Martin Mucci Chairman and CEO	2022	$1,063,461	$—	$5,653,529	$1,870,969	$2,418,750	$18,317	$11,025,026
	2021	$898,462	$—	$3,952,973	$2,640,232	$2,117,565	$18,015	$9,627,247
	2020	$992,885	$—	$4,397,940	$1,891,759	$768,800	$17,333	$8,068,717

Efrain Rivera Senior Vice President, CFO, and Treasurer	2022	$567,308	$—	$1,467,922	$485,788	$862,500	$14,780	$3,398,298
	2021	$471,692	$—	$984,493	$657,572	$748,873	$9,784	$2,872,414
	2020	$521,442	$—	$989,555	$425,643	$272,370	$12,797	$2,221,807

John B. Gibson President and Chief Operating Officer	2022	$557,154	$—	$1,563,543	$534,512	$948,700	$15,405	$3,619,314
	2021	$449,231	$—	$805,521	$538,009	$713,213	$5,931	$2,511,905
	2020	$492,885	$—	$769,605	$331,059	$259,400	$12,481	$1,865,430

Mark A. Bottini Senior Vice President of Sales	2022	$504,615	$—	$1,190,257	$393,889	$879,750	$14,957	$2,983,468
	2021	$426,769	$—	$805,521	$538,009	$735,500	$10,525	$2,516,324
	2020	$471,442	$62,560	$769,605	$331,059	$196,840	$14,054	$1,845,560

Michael E. Gioja Senior Vice President of Information Technology and Product Development	2022	$525,385	$—	$1,269,528	$420,148	$795,000	$16,961	$3,027,022
	2021	$449,231	$—	$805,521	$538,009	$713,213	$15,669	$2,521,643
	2020	$496,442	$—	$769,605	$331,059	$259,400	$10,150	$1,866,656

Salary (Column (c))

The amounts reported in this column reflect the base salary paid to the NEOs during the fiscal year.

Bonus (Column (d))

The amount reported in this column reflects a discretionary bonus of $62,560 paid to Mr. Bottini for fiscal 2020 to align his total payout with other SVPs due to the significant impact of COVID-19 on sales results in the fourth quarter which impacted his non-equity incentive compensation.

Stock Awards (Column (e))

The amounts in this column include the grant-date fair value of time-based stock awards and performance-based stock awards granted during the respective fiscal year and do not reflect whether the recipient has actually realized a financial gain from such awards (such as a lapse in the restrictions on a stock award). Performance-based stock awards were not granted to NEOs in fiscal 2021 due to the uncertainty surrounding the economic environment as a result of the COVID-19 pandemic and the inability to set reasonable two-year performance goals.

Paychex, Inc. 2022 Proxy Statement • 52

NEO Compensation

Time-Based Stock Awards

The fair value of the time-based stock awards is determined based on the closing price of the underlying common stock on the date of grant. The resulting fair values were $112.67 per share, $125.00 per share, $73.53 per share, and $85.46 per share for the time-based stock awards granted in July of fiscal 2022, January of fiscal 2022, July of fiscal 2021, and July of fiscal 2020, respectively. Refer to the Grants of Plan-Based Awards for Fiscal 2022 table included in this proxy statement for further information on time-based stock awards granted in fiscal 2022.

Performance-Based Stock Awards

Performance-based stock awards are reflected in the Fiscal 2022 Summary Compensation Table assuming target achievement. The grant-date fair value of these awards at target achievement and at maximum achievement is as follows:

	Fiscal 2022		Fiscal 2020

	Target	Maximum	Target	Maximum
Martin Mucci	$3,019,981	$4,529,971	$3,148,087	$4,722,131
Efrain Rivera	$784,127	$1,176,191	$708,306	$1,062,458
John B. Gibson	$741,704	$1,112,557	$550,913	$826,370
Mark A. Bottini	$635,808	$953,712	$550,913	$826,370
Michael E. Gioja	$678,124	$1,017,185	$550,913	$826,370

Performance-based stock awards were not granted to NEOs in fiscal 2021. The annual performance-based stock awards have a two-year performance period, followed by an additional year of service required. The fair value of these awards is determined based on the closing price of the underlying common stock on the date of grant, adjusted for the present value of expected dividends over the performance period, as dividends are not earned during the two-year performance period. The resulting fair values were $107.40 per share and $80.59 per share for performance-based stock awards granted in fiscal 2022 and fiscal 2020, respectively.

Option Awards (Column (f))

The amounts in this column reflect the grant-date fair value for stock options granted during the respective fiscal years and do not reflect whether the recipient has actually realized a financial gain from such awards (such as by exercising stock options).

The fair values for the annual grants of time-vested stock options were determined using a Black-Scholes option pricing model. The assumptions and resulting per share fair value for option grants included in the amounts disclosed are as follows:

	January	July	July	July

	2022	2021	2020	2019

Risk-Free Interest Rate	1.8%	1.2%	0.5%	2.0%

Dividend Yield	2.4%	2.9%	3.2%	3.3%

Volatility Factor	0.25	0.23	0.29	0.18

Expected Option Term Life in Years	6.5	6.5	6.0	6.0

Fair Value	$25.23	$17.31	$13.51	$9.69

Paychex, Inc. 2022 Proxy Statement • 53

NEO Compensation

Non-Equity Incentive Plan Compensation (Column (g))

The amounts in this column are the amounts earned under the annual incentive program. These amounts were paid in July following the applicable fiscal year end. Refer to the discussion in the CD&A “Elements of Compensation” subsection “Annual Incentive Program” for information on performance targets and achievement against those targets to determine the amount earned under this program for fiscal 2022.

All Other Compensation (Column (h))

The amounts reported in this column reflect the Company matching contributions under the 401(k) Plan.

Grants of Plan-based Awards for Fiscal 2022

The table below presents estimated possible payouts under the Company’s annual incentive program for fiscal 2022 based on achievement of performance objectives at various levels for the Company and individual NEOs. It also summarizes equity awards granted during fiscal 2022 to each of the NEOs. This information does not set forth the actual payout awarded to the NEOs for fiscal 2022.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (j)	All Other Option Awards: Number of Securities Underlying Options (#) (k)	Exercise or Base Price of Option Awards ($/Sh) (l)	Grant- Date Fair Value of Stock and Option Awards ($) (m)
Name (a)	Grant Type (b)	Grant Date (c)	Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold (#) (g)	Target (#) (h)	Maximum (#) (i)
Martin Mucci(1)	Annual Incentive Program	7/15/2021	$806,250	$1,612,500	$2,418,750
	Time-Based Stock Award	7/15/2021							23,374			$2,633,548
	Performance-Based Stock Award	7/15/2021				16,871	28,119	42,179				$3,019,981
	Stock Options	7/15/2021								108,086	$112.67	$1,870,969
Efrain Rivera(1)	Annual Incentive Program	7/15/2021	$287,500	$575,000	$862,500
	Time-Based Stock Award	7/15/2021							6,069			$683,794
	Performance-Based Stock Award	7/15/2021				4,381	7,301	10,952				$784,128
	Stock Options	7/15/2021								28,064	$112.67	$485,788
John B. Gibson	Annual Incentive Program	7/15/2021	$353,125	$635,625	$948,700
	Time-Based Stock Award	7/15/2021							5,741			$646,838
	Performance-Based Stock Award	7/15/2021				4,144	6,906	10,359				$741,705
	Stock Options	7/15/2021								26,547	$112.67	$459,528
	Time-Based Stock Award	1/15/2022							1,400			$175,000
	Stock Options	1/15/2022								2,972	$125.00	$74,984
Mark A. Bottini(1)	Annual Incentive Program	7/15/2021	$293,250	$586,500	$879,750
	Time-Based Stock Award	7/15/2021							4,921			$554,449
	Performance-Based Stock Award	7/15/2021				3,552	5,920	8,880				$635,808
	Stock Options	7/15/2021								22,755	$112.67	$393,889
Michael E. Gioja(1)	Annual Incentive Program	7/15/2021	$265,000	$530,000	$795,000
	Time-Based Stock Award	7/15/2021							5,249			$591,405
	Performance-Based Stock Award	7/15/2021				3,788	6,314	9,471				$678,123
	Stock Options	7/15/2021								24,272	$112.67	$420,148

(1)	NEOs deemed retirement eligible with respect to July 2021 grants, subject to the Company’s service requirements.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns (d), (e), and (f))

The amounts in these columns consist of possible payouts under our annual incentive program for fiscal 2022. The actual amounts earned by each NEO for fiscal 2022 are reported as Non-Equity Incentive Plan Compensation in the Fiscal 2022 Summary Compensation Table. Additional information regarding how the payout amounts under our annual incentive program are determined begins on page 41.

Estimated Future Payouts Under Equity Incentive Plan Awards (Columns (g), (h), and (i))

The amounts in these columns consist of performance-based stock awards (performance shares or, if retirement eligible, the NEOs receive performance stock units) granted during fiscal 2022 under the 2002 Plan. The performance-based stock awards have a two-year performance period followed by an additional one-year service

Paychex, Inc. 2022 Proxy Statement • 54

NEO Compensation

requirement. Upon death or disability, a pro-rata portion of actual performance-based stock awards earned for the performance period will be received based on the number of days from the beginning of the performance period until the date of death or disability out of the total number of days in the performance period. For performance shares, after the end of the performance period, the NEOs will have voting rights and earn dividends on the underlying restricted shares earned, which are paid at the time of vesting. For performance stock units, the NEOs do not have voting rights, but after the end of the performance period, the NEOs accrue dividend equivalents on the performance stock units earned, which are paid at the time of vesting. If an NEO retires after the performance period, the NEO will earn the shares on the normal vesting date without having to fulfill the one-year service requirement. Messrs. Mucci, Rivera, Bottini and Gioja were deemed retirement eligible with respect to their awards, subject to the Company’s age and service requirements.

All Other Stock Awards: Number of Shares of Stock or Units (Column (j))

The amounts in this column consist of time-based stock awards (restricted shares or, if retirement eligible, the NEOs receive restricted stock units) granted in fiscal 2022 under the 2002 Plan. All shares underlying awards of restricted shares are restricted in that they are not transferable until they vest. One-third of time-based restricted stock awards vest annually over a three-year period from the date of grant, provided the NEO is an employee of the Company on the vest date. Upon death or disability, time-based restricted stock awards fully vest. For restricted shares, the NEOs have voting rights and earn dividends on the underlying restricted shares, which are paid at the time of vesting. For restricted stock units, the NEOs do not have voting rights but they do accrue dividend equivalents on the restricted stock units, which are paid at the time of vesting. If an NEO retires after the first anniversary of the grant date of a restricted stock unit, the NEO receives the next scheduled vesting. Messrs. Mucci, Rivera, Bottini and Gioja were deemed retirement eligible with respect to their awards, subject to the Company’s age and service requirements.

All Other Option Awards: Number of Securities Underlying Options (Column (k))

The amounts in this column consist of time-based stock options granted in fiscal 2022 under the 2002 Plan. These stock options have an exercise price equal to the closing stock price on the date of grant and have a term of ten years. These stock options vest one-third per annum over a three-year period from the date of grant, provided the NEO is an employee of the Company on the vesting date. However, upon retirement after the first anniversary of the grant date, retirement eligible NEOs may receive their next scheduled vesting that occurs after the retirement date. Upon death or disability, all unvested options fully vest.

Grant-Date Fair Value of Stock and Option Awards (Column (m))

The amounts in this column represent the aggregate grant-date fair value of time-based stock awards, performance-based stock awards and stock options granted in fiscal 2022 under the 2002 Plan as follows:

•

The fair values of the time-based stock awards granted in July 2021 and January 2022 were $112.67 per share and $125.00 per share, respectively, and were equal to the closing price of the underlying common stock on the dates of grant;

•

The fair value of the annual grant of performance-based stock awards in July 2021 was based on achievement at target and was $107.40 per share. This was equal to the closing price of the underlying common stock on the date of grant less the present value of expected dividends over the performance period as dividends are not earned during the performance period; and

•	The fair values of the stock options granted in July 2021 and January 2022 were $17.31 per share and $25.23 per share, respectively, and were determined using a Black-Scholes option pricing model.

Paychex, Inc. 2022 Proxy Statement • 55

NEO Compensation

Option Exercises and Stock Vested in Fiscal 2022

The following table provides information about the value realized by the NEOs upon the exercise of stock options and the lapsing of the restrictions on stock awards during fiscal 2022. Certain columns in this table and the presentation of information on an award-by-award basis are not required by the rules relating to executive compensation disclosures and are not a substitute for the information required by Item 402 of SEC Regulation S-K, but rather are intended to provide additional information that stockholders may find useful.

	Option Awards			Stock Awards

Name (a)	Date of Grant (b)	Number of Shares Acquired on Exercise (#) (c)	Value Realized on Exercise ($) (d)	Date of Grant (e)	Number of Shares Acquired on Lapsing (#) (f)	Value Realized on Lapse ($) (g)
Martin Mucci	7/11/2012	49,869	$4,034,631	7/11/2018	52,030	$5,822,157
	7/10/2013	237,844	$20,881,347	7/10/2019	5,108	$574,181
				7/15/2020	18,776	$2,124,369
Efrain Rivera	7/11/2018	42,204	$1,810,027	7/10/2019	1,150	$129,275
	7/10/2019	29,284	$789,719	7/15/2020	4,676	$529,054
	7/15/2020	16,225	$631,113
John B. Gibson				7/11/2018	9,191	$1,028,473
				7/10/2019	853	$95,451
				7/15/2020	3,652	$411,471
Mark A. Bottini	7/9/2014	28,790	$2,223,371	7/11/2018	9,191	$1,028,473
				7/10/2019	888	$99,757
				7/15/2020	3,800	$429,681
Michael E. Gioja	7/6/2016	26,000	$2,090,868	7/11/2018	9,191	$1,028,473
				7/10/2019	894	$100,495
				7/15/2020	3,827	$433,003

Value Realized on Exercise (Column (d))

The amounts in this column represent the difference between the market price of a share of the Company’s common stock as of the date of exercise and the exercise price of the option for all options exercised.

Value Realized on Lapse (Column (g))

The amounts in this column are based on the closing stock price of the Company’s common stock on the date of lapse.

Paychex, Inc. 2022 Proxy Statement • 56

NEO Compensation

Outstanding Equity Awards as of May 31, 2022

The following table presents the equity awards made to NEOs which were outstanding as of May 31, 2022.

	Option Awards						Stock Awards

Name (a)	Option Grant Date (b)	Number of Securities Underlying Unexercised Options (Exercisable) (#) (c)	Number of Securities Underlying Unexercised Options (Unexercisable) (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Total Potential Current Value of Outstanding Options($) (g)	Number of Shares or Units of Stock That Have Not Vested (#) (h)	Market Value of Shares or Units of Stock That Have Not Vested ($) (i)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (k)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (l)
Martin Mucci	7/15/2021	—	108,086	$112.67	7/14/2031
	7/15/2020	65,143	130,285	$73.53	7/14/2030
	7/10/2019	130,152	65,076	$85.46	7/10/2029
	7/11/2018	179,191	—	$69.54	7/10/2028
	7/12/2017	214,482	—	$57.24	7/11/2027
	7/6/2016	226,636	—	$60.84	7/5/2026
	7/6/2016	208,590	—	$60.84	7/5/2026
	7/8/2015	206,801	—	$47.32	7/8/2025
	7/9/2014	195,313	—	$41.70	7/9/2024	$101,816,089
							105,402	$13,051,930	42,179	$5,223,026
Efrain Rivera	7/15/2021	—	28,064	$112.67	7/14/2031
	7/15/2020	—	32,448	$73.53	7/14/2030
	7/10/2019	—	14,642	$85.46	7/10/2029	$2,507,142
							25,364	$3,140,824	10,952	$1,356,186
John B. Gibson	1/15/2022	—	2,972	$125.00	1/15/2032
	7/15/2021	—	26,547	$112.67	7/14/2031
	7/15/2020	13,275	26,548	$73.53	7/14/2030
	7/10/2019	22,777	11,388	$85.46	7/10/2029
	7/11/2018	31,653	—	$69.54	7/10/2028	$5,328,714
							23,090	$2,859,235	10,359	$1,282,755
Mark A. Bottini	7/15/2021	—	22,755	$112.67	7/14/2031
	7/15/2020	13,275	26,548	$73.53	7/14/2030
	7/10/2019	22,777	11,388	$85.46	7/10/2029
	7/11/2018	31,653	—	$69.54	7/10/2028
	7/12/2017	41,159	—	$57.24	7/11/2027
	7/6/2016	113,318	—	$60.84	7/5/2026
	7/6/2016	43,760	—	$60.84	7/5/2026
	7/8/2015	46,875	—	$47.32	7/8/2025
	7/9/2014	15,481	—	$41.70	7/9/2024	$22,779,377
							20,369	$2,522,293	8,880	$1,099,610
Michael E. Gioja	7/15/2021	—	24,272	$112.67	7/14/2031
	7/15/2020	13,275	26,548	$73.53	7/14/2030
	7/10/2019	22,777	11,388	$85.46	7/10/2029
	7/11/2018	31,653	—	$69.54	7/10/2028
	7/12/2017	41,159	—	$57.24	7/11/2027
	7/6/2016	40,068	—	$60.84	7/5/2026
	7/6/2016	41,329	—	$60.84	7/5/2026	$13,171,300
							20,607	$2,551,765	9,471	$1,172,794

Paychex, Inc. 2022 Proxy Statement • 57

NEO Compensation

Number of Securities Underlying Unexercised Options (Unexercisable) (Column (d))

The options displayed in this column vest one-third per annum over a three-year period from the date of grant.

The following table provides information with respect to the future vesting of each NEO’s outstanding options.

	Number of Securities Vesting (#)

	July 2022	January 2023	July 2023	January 2024	July 2024	January 2025
Martin Mucci	166,247	—	101,171	—	36,029	—
Efrain Rivera	40,221	—	25,578	—	9,355	—
John B. Gibson	33,511	991	22,123	990	8,849	991
Mark A. Bottini	32,247	—	20,859	—	7,585	—
Michael E. Gioja	32,753	—	21,364	—	8,091	—

Total Potential Current Value of Outstanding Options (Column (g))

The total potential current value of options outstanding is based on the difference between $123.83, the closing price of the Company’s common stock as of May 31, 2022, and the exercise price, multiplied by all outstanding options, whether exercisable or unexercisable. This column is not required by the rules relating to executive compensation disclosures and is not a substitute for information required by Item 402 of SEC Regulation S-K but rather is intended to provide additional information that stockholders may find useful.

Number of Shares or Units of Stock and Market Value of Shares or Units of Stock That Have Not Vested (Columns (h) and (i))

The stock awards in this column include awards granted on July 10, 2019, July 15, 2020, July 15, 2021 and January 15, 2022 that are subject to time-based vesting pro rata over three years. The performance-based stock awards granted on July 10, 2019 are also included in this column, since their performance conditions have been satisfied. These performance-based stock awards are now restricted with a one-year service requirement before the restrictions lapse in July 2022.

The following table provides information with respect to the future vesting of each NEO’s outstanding stock awards:

	Number of Securities Vesting (#)

	July 2022	January 2023	July 2023	January 2024	July 2024	January 2025
Martin Mucci	71,900	—	25,711	—	7,791	—
Efrain Rivera	16,855	—	6,486	—	2,023	—
John B. Gibson	14,211	467	5,565	466	1,914	467
Mark A. Bottini	13,437	—	5,292	—	1,640	—
Michael E. Gioja	13,456	—	5,401	—	1,750	—

The market value displayed is based on the number of shares or units that have not vested multiplied by $123.83, the closing price of the Company’s common stock as of May 31, 2022.

Total dividends or dividend equivalents on the stock awards that have not vested as of May 31, 2022 were as follows: Mr. Mucci—$410,904.42; Mr. Gibson—$84,779.86, Mr. Rivera—$99,222.84; Mr. Bottini—$79,752.01, and Mr. Gioja—$80,530.07. The grant-date fair value for stock awards incorporates expected dividends or dividend equivalents.

Paychex, Inc. 2022 Proxy Statement • 58

NEO Compensation

Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (Columns (k) and (l))

The stock awards in these columns represent the grant of performance-based stock awards. The annual performance-based stock awards are presented at maximum performance and have pre-established performance goals that can be achieved over a two-year period. Shares or stock units earned will be determined at the end of the performance period, and then will be restricted with a one-year service requirement before the restrictions lapse. As discussed previously, upon retirement after the performance period, a retirement eligible NEO would still receive the shares at the normal scheduled lapse date without the additional one-year of service. The market value displayed is based on the number of shares at maximum multiplied by $123.83, the closing price of the Company’s common stock as of May 31, 2022.

Potential Payments Upon Termination or Change in Control Fiscal 2022

Change in Control Plan

The Company has a Change in Control Plan covering the officers of the Company. Upon involuntary termination by the Company without cause or a voluntary termination by the participant for good reason, within 12 months following a change in control, as defined in the Change in Control Plan, the officer becomes entitled to certain severance benefits. “Cause” means the participant’s dereliction of duty to the Company, conviction for a felony, or willful misconduct that has a substantial adverse effect on the Company. “Good reason” means a significant change to the duties, authority, or position that were assigned immediately before the change in control including: the reduction in or removal of any material duties, authority, or position within the Company; assignment of duties inconsistent with the participant’s position, authorities, or responsibilities; material reduction to base salary, annual incentive, or other elements of total compensation; relocation of the participant’s principal workplace to an area outside of a 50-mile radius; or the failure of a successor company to assume or adopt this plan.

The severance benefits, which are conditioned upon the execution of a general release in favor of the Company, are as follows:

•

Cash compensation in the form of a lump-sum payment equal to a multiple of annual cash compensation (base salary and annual incentive program award at target) as determined by position within the Company (CEO— 2.0; COO and SVP—1.5);

•	Lump-sum cash payment for pro-rated portion of current year annual incentive program award at target;

•	Immediate vesting of all outstanding time-based equity awards. Performance-based equity awards will vest at target performance levels on a pro-rated basis; and

•

Lump-sum payment for the cost to continue basic life insurance, medical, dental, vision, and hospitalization benefits for the applicable continuation period, which is determined as the number of years equal to the participant’s multiplier (CEO—2.0; COO and SVP—1.5).

The plan does not provide for tax gross-ups. The summary of the terms of the foregoing plan is qualified in its entirety by reference to the text of the plan document. For more information, refer to the Paychex, Inc. Change in Control Plan, incorporated by reference from Exhibit 10.24 to the Company’s Form 10-K filed with the SEC on July 15, 2011.

Other Separation Benefits

With the exception of the Change in Control Plan, NEOs are not entitled to severance benefits. However, for all NEOs, upon death or disability all unvested stock options and time-based stock awards become fully vested according to the terms of the award agreements under the 2002 Plan. Upon death or disability, a NEO shall be entitled to a prorated portion of actual shares earned under a performance-based stock award, based on the number of days in the performance period until the date of death or disability as a percentage of the total number of days in the performance period. A retirement eligible NEO shall be entitled to the unvested stock options and stock units that would otherwise vest during the one-year period following their retirement if that date is on or after the one-year anniversary of the grant dates. The awards shall remain outstanding and continue to vest in accordance with the terms of the award agreement. See the sections entitled “Director Compensation for the Fiscal Year ended May 31, 2022” and “Named Executive Officer Compensation” for more information about these awards.

Paychex, Inc. 2022 Proxy Statement • 59

NEO Compensation

Upon death, disability, or retirement, NEOs may be eligible to receive an annual incentive program award payout based on actual fiscal year results and calculated using the base pay received by the NEO during the performance period.

Potential Benefits Upon Separation from Company

The following table presents, as of May 31, 2022, the compensation and benefits to the NEOs upon separation from employment from the Company for the various reasons specified.

		Potential Payments Upon Separation

	Annual Compensation per the Summary Compensation Table(1)	Voluntary Resignation/ Termination	Death or Disability	Retirement	Termination Other Than For Cause/ Resignation For Good Reason within One Year of Change of Control
Martin Mucci
Base Salary(2)		$ —	$—	$—	$2,150,000
Annual Incentive(3)		—	2,418,750	2,418,750	3,225,000
Stock Options(4)		—	10,256,541	9,050,327	10,256,541
Time-Based Stock Awards(5)		—	13,051,930	2,740,853	13,051,930
Performance-Based Stock Awards(6)		—	1,740,988	—	1,740,988
Benefits(7)		—	—	—	31,101
Total	$11,025,026	$ —	$27,468,209	$14,209,930	$30,455,560
Efrain Rivera
Base Salary(2)		$ —	$—	$—	$862,500
Annual Incentive(3)		—	862,500	862,500	862,500
Stock Options(4)		—	2,507,143	1,377,881	2,507,143
Time-Based Stock Awards(5)		—	3,140,824	668,744	3,140,824
Performance-Based Stock Awards(6)		—	452,041	—	452,041
Benefits(7)		—	—	—	23,382
Total	$3,398,298	$ —	$6,962,508	$2,909,125	$7,848,390
John B. Gibson
Base Salary(2)		$ —	$—	$—	$847,500
Annual Incentive(3)		—	948,700	948,700	953,014
Stock Options(4)		—	2,068,586	—	2,068,586
Time-Based Stock Awards(5)		—	2,859,235	—	2,753,608
Performance-Based Stock Awards(6)		—	427,585	—	427,585
Benefits(7)		—	—	—	34,380
Total	$3,619,314	$ —	$6,304,106	$$948,700	$7,084,673

Paychex, Inc. 2022 Proxy Statement • 60

NEO Compensation

		Potential Payments Upon Separation

	Annual Compensation per the Summary Compensation Table(1)	Voluntary Resignation/ Termination	Death or Disability	Retirement	Termination Other Than For Cause/ Resignation For Good Reason within One Year of Change of Control
Mark A. Bottini
Base Salary(2)		$ —	$—	$—	$765,000
Annual Incentive(3)		—	879,750	879,750	879,750
Stock Options(4)		—	2,026,268	1,772,372	2,026,268
Time-Based Stock Awards(5)		—	2,522,293	544,295	2,522,293
Performance-Based Stock Awards(6)		—	366,537	—	366,537
Benefits(7)		—	—	—	47,058
Total	$2,983,468	$ —	$5,794,848	$3,196,417	$6,606,906
Michael E. Gioja
Base Salary(2)		$ —	$—	$—	$795,000
Annual Incentive(3)		—	795,000	795,000	795,000
Stock Options(4)		—	2,043,197	1,772,372	2,043,197
Time-Based Stock Awards(5)		—	2,551,765	541,880	2,551,765
Performance-Based Stock Awards(6)		—	390,931	—	390,931
Benefits(7)		—	—	—	23,939
Total	$3,027,022	$ —	$5,780,893	$3,109,252	$6,599,832
Total for all NEOs	$24,053,128	$ —	$52,310,564	$24,373,424	$58,595,361

(1)

The amounts in this column are the total reported compensation for fiscal 2022 per the Fiscal 2022 Summary Compensation Table presented earlier in this proxy statement. These amounts are provided for comparative purposes only.

(2)	Base salary is the annual salary at a multiple as outlined in the Change in Control Plan; 2.0 for CEO and 1.5 for COO and SVPs.

(3)

For death or disability and retirement, the value for the annual incentive is the amount earned as of May 31, 2022. For termination other than for cause or resignation for good reason within one year of a change in control, the value for the annual incentive is the incentive at target at a multiple as outlined in the Change in Control Plan; 2.0 for CEO and 1.5 for COO and SVPs.

(4)

The value of the unvested stock option awards is determined by the difference in the closing price of the Company’s common stock of $123.83 per share as of May 31, 2022 and the exercise price multiplied by the number of unvested options. Upon retirement on or after the one-year anniversary of the grant date, a retirement eligible NEO shall be entitled to the unvested time-based stock options that would otherwise vest during the one-year period following their retirement, if any.

(5)

The value of unvested time-based stock awards is based upon the closing price of the Company’s common stock of $123.83 per share as of May 31, 2022. Upon retirement on or after the one-year anniversary of the grant date, a retirement eligible NEO shall be entitled to the unvested time-based stock awards that would otherwise vest during the one-year period following their retirement, if any.

(6)

The value of the performance-based stock awards is based upon the closing price of the Company’s common stock of $123.83 as of May 31, 2022, assuming achievement at target, and prorated for one-half of the performance period completed as of May 31, 2022.

(7)

The value of the cost to continue basic life insurance, medical, dental, vision, and hospitalization benefits for the applicable Continuation Period, which is equal to the number of years as outlined in the Change in Control Plan: 2.0 for CEO, and 1.5 for COO and SVPs.

Paychex, Inc. 2022 Proxy Statement • 61

NEO Compensation

Non-qualified Deferred Compensation Fiscal 2022

We offer a non-qualified and unfunded deferred compensation plan to our NEOs. Eligible employees can defer up to 50% of their base salary and annual incentive program award. The Company does not contribute to this plan. Gains and losses are credited based on the participant’s selection of a variety of designated investment choices. The NEO has sole control as to which of the designated funds to invest in and earns the resulting return on such investment. We do not match any participant deferral or guarantee a certain rate of return. Distributions are paid at one of the following dates selected by the participant: the participant’s termination date; the date the participant retires from any active employment; or a designated specific date. Payments can be made either in a lump sum or in annual installments over a period not to exceed ten years.

The following table summarizes the activity under the plan:

	Fiscal 2022

Name (a)	Executive Contributions ($) (b)	Aggregate Losses, Net ($) (c)	Aggregate Withdrawals/ Distributions ($) (d)	Aggregate Balance as of May 31, 2022 ($) (e)
Martin Mucci	$ —	$(307,577)	$ —	$3,486,602
Efrain Rivera	$656,172	$(606,266)	$ —	$5,689,459
John B. Gibson	$630,033	$(228,303)	$ —	$1,812,089
Mark A. Bottini	$ —	$ (28,671)	$ —	$ 373,317

Mr. Gioja is currently not participating in this plan.

Executive Contributions (Column (b))

The amounts in this column reflect the aggregate of the salary and bonus amounts deferred by the NEO during fiscal 2022. These are included in amounts reported in the Fiscal 2022 Summary Compensation Table.

Aggregate Earnings/(Losses), Net (Column (c))

The amounts in this column reflect net realized gains/(losses) and net unrealized gains/(losses). They are not included in the Fiscal 2022 Summary Compensation Table as the earnings on these investments are not considered to be “above-market” earnings.

Aggregate Withdrawals/Distributions (Column (d))

The amounts in this column would represent amounts withdrawn from the plan and would have been included in the “Salary” and “Non-Equity Incentive Plan Compensation” amounts reported in the Summary Compensation Tables for current and previous years.

Paychex, Inc. 2022 Proxy Statement • 62

NEO Compensation

Aggregate Balance as of May 31, 2022 (Column (e))

The amounts in this column reflect the accumulated balances in the plan and include the “Salary” and “Non-Equity Incentive Plan Compensation” deferred amounts reported in current and previous years in the Fiscal 2022 Summary Compensation Table.

The investment funds available to NEOs, and the respective one-year rates of return as of May 31, 2022, are as follows:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
American Funds Europacific Growth Fund	-20.28%	Invesco Developing Markets Fund	-30.88%
BlackRock Global Allocation Fund Class A	-11.05%	MFS Mid Cap Value Fund	2.98%
Delaware Small Cap Core Fund	-9.22%	T. Rowe Price Equity Income Fund	3.55%
Fidelity Extended Market Index Fund	-19.98%	T. Rowe Price Growth Stock Fund	-22.78%
Fidelity Government Money Market Fund	0.04%	T. Rowe Price New Income Fund	-8.43%
Fidelity 500 Index Fund	0.32%	Vanguard Total International Stock Index Fund	-11.90%

Paychex, Inc. 2022 Proxy Statement • 63

Independent Accountants

PROPOSAL 3: RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What am I voting on?	Voting Recommendation

Stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm (the “independent accountants”) for fiscal 2023.

The Board of Directors recommends a vote FOR the ratification of PwC as the Company’s independent accountants for fiscal 2023.

The Audit Committee has appointed PwC as the Company’s independent accountants for fiscal 2023. The firm has served as the independent accountants for the Company since the fiscal year ended May 31, 2014. In connection with the decision to appoint PwC, the Audit Committee evaluates: their reputation, qualifications, and experiences; quality of communications and interactions during the past year; and their independence and objectivity. Although action by stockholders in this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment and to seriously consider stockholder opinion on this issue. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of the independent accountants but may still retain them.

The Audit Committee is also responsible for the audit fee negotiations associated with the Company’s retention of PwC. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent accountants. Additionally, the Audit Committee and its Chair are directly involved in the selection and mandated rotation of the lead engagement partner from PwC. The members of the Audit Committee believe that the continued retention of PwC to serve as the Company’s independent accountants is in the best interest of the Company and its stockholders.

Representatives from PwC will be present at the Annual Meeting and will be afforded the opportunity to make any statements they wish and will be available to respond to appropriate questions from stockholders.

To ratify the appointment of PwC, a majority of the shares present and entitled to vote on the proposal at the Annual Meeting must be voted for the proposal.

The Board recommends a vote FOR the proposal to ratify the appointment of PWC as the Company’s independent accountants for fiscal 2023

Paychex, Inc. 2022 Proxy Statement • 64

Independent Accountants

Fees for Professional Services

The following table shows the aggregate fees for professional services rendered for the Company by PwC:

	Year Ended May 31,

	2022	2021
Audit fees	$2,060,000	$2,134,100
Audit-related fees	240,000	132,000
Tax-related fees	385,000	—
Other fees	4,150	3,870
Total fees	$2,689,150	$2,269,970

Audit fees

This category includes fees for fiscal 2022 and fiscal 2021 that were for professional services rendered primarily for the audits of the Company’s annual consolidated financial statements, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, audits of the effectiveness of internal control over financial reporting, and for statutory and regulatory filings.

Audit-related fees

This category includes fees for services in fiscal 2022 and fiscal 2021 for consultation concerning financial accounting and reporting standards.

Tax-related fees

This category includes fees for fiscal 2022 services related to tax compliance and planning. There were no tax-related fees paid to PwC for fiscal 2021.

Other fees

This category includes fees for audit related software licenses for fiscal 2022 and fiscal 2021.

Audit Committee Policy on Pre-Approval of Services of Independent Accountants

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. The Audit Committee pre-approved all such audit and audit-related services provided by the independent accountants during fiscal 2022 and fiscal 2021.

Paychex, Inc. 2022 Proxy Statement • 65

Independent Accountants

Report of the Audit Committee

The Audit Committee of the Board of Directors oversees the Company’s financial reporting process on behalf of the Board and is composed entirely of independent directors. The Audit Committee is governed by a written charter and its primary responsibilities are highlighted in the Corporate Governance section of this Proxy Statement.

Paychex management is responsible for the preparation of the consolidated financial statements, the financial reporting process, and for the Company’s internal controls over financial reporting. PwC, the Company’s independent accountants, is responsible for performing independent audits of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board. The independent accountants are also responsible for expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee monitors and oversees these processes. Also, the Audit Committee discussed with PwC the matters required to be discussed by Auditing Standard 1301 as adopted by the Public Company Accounting Oversight Board relating to communications with audit committees.

As part of the oversight processes, the Audit Committee regularly meets with management, the Company’s internal auditors, and the independent accountants. The Audit Committee meets with the internal auditors and independent accountants, with and without management present, to discuss the overall scope and plans for various audits, results of their examinations, their evaluations of the Company’s internal controls, and the overall quality and effectiveness of the Company’s financial reporting process and legal and ethical compliance programs, including the Company’s Code of Business Ethics and Conduct. The Audit Committee held six meetings during fiscal 2022 and had full access to each of the aforementioned parties.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent accountants the consolidated financial statements for fiscal 2022, including a discussion on the quality and acceptability of the Company’s accounting policies, the critical audit matter addressed in PwC’s audit report, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the consolidated financial statements. The Audit Committee also monitored the progress and results of testing of internal controls over financial reporting, reviewed reports from management and internal audit regarding design, operation, and effectiveness of internal controls over financial reporting, and reviewed the report from the independent accountants regarding the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has discussed with the independent accountants the matters required to be discussed by Auditing Standard 1301 and SEC Rule 2-07. The independent accountants have provided the Audit Committee with written disclosures and the letter required by the Public Company Accounting Oversight Board regarding independent accountants’ communications with the audit committee concerning independence, and the Audit Committee has discussed with the independent accountants and management the accountants’ independence. The Audit Committee approved non-audit services provided by PricewaterhouseCoopers LLP during fiscal 2022. The Audit Committee considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company and its affiliates and the fees and costs billed for those services, is permissible with PricewaterhouseCoopers LLP’s independence. The Audit Committee has a clear policy on non-audit services that may be provided by the independent accountants, which prohibits certain categories of work and requires pre-authorization for all non-audit related services.

Based upon the reviews and discussions referred to above, the Audit Committee recommended, and the Board approved that the audited consolidated financial statements be included in the Company’s Form 10-K for the fiscal 2022 for filing with the SEC. The Audit Committee has recommended for approval by the Board the selection of the Company’s independent accountants.

The Audit Committee:

David J. S. Flaschen, Chair

Thomas F. Bonadio

Joseph G. Doody

Kevin A. Price

Kara Wilson

Paychex, Inc. 2022 Proxy Statement • 66

FAQ

FREQUENTLY ASKED QUESTIONS

What is a proxy statement and what is a proxy?

We are furnishing this proxy statement to stockholders on behalf of our Board, who is soliciting your proxy to vote at the Annual Meeting. A proxy statement is a document that SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. This proxy statement summarizes information concerning the matters to be presented at the Annual Meeting and related information to help stockholders make an informed vote.

A proxy is your legal designation of another person to vote the stock that you own. That other person is called a proxy. The proxy card is your written document that designates someone to be your proxy. We have designated two of our officers as proxies for the Annual Meeting — Martin Mucci, Chairman and CEO, and Efrain Rivera, SVP and CFO.

When and where is the Annual Meeting?

The Annual Meeting will be held virtually on Thursday, October 13, 2022 at 10:00 a.m. Eastern Time at www.virtualshareholdermeeting.com/PAYX2022. There will not be an option for stockholders to attend in person. The following information about the Annual Meeting can be found at www.virtualshareholdermeeting.com/PAYX2022:

•	How any stockholder can attend the Annual Meeting;

•	How stockholders as of the record date can use their 16-digit control number to vote during the Annual Meeting;

•	How stockholders as of the record date may submit questions electronically before and while attending the Annual Meeting; and

•	How to view a replay of the Annual Meeting for approximately one month after the date of the Annual Meeting.

How can I view and participate in the Annual Meeting?

To participate, go to www.virtualshareholdermeeting.com/PAYX2022 and log in with the 16-digit control number provided in your proxy materials.

When should I join the Annual Meeting?

You may begin to log in to the meeting platform at 9:45 a.m. Eastern Time on Thursday, October 13, 2022. The meeting will begin promptly at 10:00 a.m. Eastern Time.

What if I lost my 16-digit control number?

If you lost your 16-digit control number, you will still be able to log in as a guest. To view the Annual Meeting webcast, visit www.virtualshareholdermeeting.com/PAYX2022 and log in as a guest. Please note, that if you log in as a guest, you will not be able to submit questions or vote during the meeting. If the proxy materials or voting instruction form that you received do not indicate that you may vote your shares through the http://www.proxyvote.com website, you should contact your bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” (which will contain a 16-digit control number that will allow you to attend, participate in, or vote at the Annual Meeting).

How can I ask questions and vote at the Annual Meeting?

We encourage you to submit your questions and vote in advance of the Annual Meeting by visiting www.proxyvote.com. Stockholders may also vote or ask questions virtually during the Annual Meeting when accessing www.virtualshareholdermeeting.com/PAYX2022.

Paychex, Inc. 2022 Proxy Statement • 67

FAQ

Any question topics pertinent to meeting matters that are not addressed during the meeting due to time constraints will be addressed and posted online at https://investor.paychex.com. If we receive questions about the same or similar topics, we may provide a representative question and a single response to avoid repetition. The questions and answers will be available as soon as practical after the meeting and will remain available until one week after posting.

What if I have technical difficulties or trouble accessing the virtual meeting?

If you encounter any technical difficulties logging into the website (www.virtualshareholdermeeting.com/PAYX2022) or during the virtual meeting, there will be a 1-800 number and international number available on the website to assist you. Technical support will be available 15 minutes prior to the start of the virtual meeting.

What is the “Notice and Access” model and why did the Company elect to use it?

We are making this proxy statement and our annual report available to stockholders on the Internet under the SEC’s Notice and Access model. On or about September 2, 2022, we will mail to all stockholders a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) in lieu of mailing a full printed set of the proxy materials. Accordingly, on or about September 2, 2022, our proxy materials are first being made available to our stockholders on www.proxyvote.com and https://investor.paychex.com. The Notice of Internet Availability includes instructions for accessing the proxy materials on the Internet and for how to vote. You will also find instructions for requesting a full printed set of the proxy materials in the Notice of Internet Availability.

We believe the electronic method of delivery under the Notice of Internet availability model will decrease postage and printing expenses, expedite delivery of proxy materials to you and reduce our environmental impact, and we encourage you to take advantage of the availability of the proxy materials on the Internet. If you received the Notice of Internet Availability but would like to receive a full printed set of the proxy materials in the mail, you may follow the instructions in the Notice of Internet Availability for requesting such materials.

Can I access proxy materials on the Internet?

The Notice of Internet Availability will provide you with instructions for viewing our proxy materials for the 2022 Annual Meeting at www.proxyvote.com as well as on https://investor.paychex.com. You may elect to receive an e-mail message, which will provide a link to these documents on the Internet instead of waiting to receive the Notice of Internet Availability for viewing the materials.

What am I voting on? How do you recommend I vote?

The table below shows the proposals subject to vote at the Annual Meeting, along with information on what vote is required to approve each of the proposals, assuming the presence of a quorum at the Annual Meeting, and the Board’s recommendations for each proposal. With respect to Proposals 1, 2, and 3, you may vote “FOR,” “AGAINST,” or “ABSTAIN.”

Proposal	Vote Required	Board Recommendation
Proposal 1: Election of ten nominees to the Board of Directors for a one-year term	Majority of the votes duly cast	FOR all director nominees
Proposal 2: Advisory vote to approve the Company’s named executive officer compensation	Majority of the shares present and entitled to vote on the proposal	FOR
Proposal 3: Ratification of the selection of our independent registered public accounting firm	Majority of the shares present and entitled to vote on the proposal	FOR

Who is entitled to vote at the Annual Meeting?

Stockholders of record of our common stock as of the close of business on August 15, 2022 (the “Record Date”) will be eligible to vote at the Annual Meeting. Each share outstanding as of the Record Date will be entitled to one vote.

Paychex, Inc. 2022 Proxy Statement • 68

FAQ

How many shares must be present to hold the Annual Meeting?

In order for us to conduct our Annual Meeting, the holders of a majority of the shares entitled to vote must be present at the Annual Meeting. This is called a quorum. A quorum is necessary to hold a valid meeting. As of August 15, 2022, 360,286,624 shares of common stock were issued and outstanding. A total of 180,143,313 shares will constitute a quorum.

What is the difference between a registered stockholder and a beneficial stockholder?

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a stockholder of record, or a “registered stockholder”, with respect to those shares. If your shares are held in a brokerage account in the name of your bank, broker, or other nominee (this is called “street name”), you are not a registered stockholder, but rather are considered a “beneficial owner” of those shares. Your bank, broker, or other nominee will send you instructions on how to vote your shares.

What shares are included on Notice of Internet Availability or the proxy card?

You may receive more than one Notice of Internet Availability if you have multiple accounts with our transfer agent, or with banks, brokers, or other nominees, or proxy card if you have requested a full printed set of proxy materials.

If you are a registered stockholder, you will receive a Notice of Internet Availability, or proxy card if you have requested a full printed set of proxy materials, for shares of common stock you hold in certificate form or in book-entry form.

If you are a participant in the Paychex Employee Stock Ownership Plan Stock Fund (“ESOP”) of the Company’s 401(k) Plan, you will receive electronic communication or a proxy card that reflects those shares. You can vote those shares using the methods described below. This will serve as a voting instruction for Fidelity Management Trust Company (the “Trustee”), who is the holder of record for the shares in the ESOP. As a participant in the ESOP, you have the right to direct the Trustee on how to vote the shares of common stock credited to your account at the Annual Meeting. The participants’ voting instructions will be tabulated confidentially. Only the Trustee and/or the tabulator will have access to each participant’s individual voting direction. If you do not submit voting instructions for your shares of common stock in the ESOP, those shares will be voted by the Trustee in the same proportions as the shares for which voting instructions were received from other participants. To allow sufficient time for voting by the Trustee, voting instructions by ESOP participants must be received by 11:59 p.m. Eastern Time on Monday, October 10, 2022. The Trustee will then vote all shares of common stock held in the ESOP by the established deadline.

If you are a beneficial owner, you will receive voting instruction information from the bank, broker, or other nominee through which you own your shares of common stock.

How do I vote in advance of the Annual Meeting?

If you are a registered stockholder, or a participant in the ESOP, you can vote in one of the following ways:

•

Via the Internet—Go to the website noted on your Notice of Internet Availability in order to vote via the Internet. Internet voting is available 24 hours a day. We encourage you to vote via the Internet, as it is the most cost-effective way to vote;

•	By telephone—Call 1-800-690-6903 and follow the voice prompt instructions to vote by telephone. Telephone voting is available 24 hours a day; or

•	By mail—If you requested a full printed set of proxy materials, mark your proxy card, sign and date it, and return it in the enclosed postage-paid envelope.

Proxies submitted by Internet or telephone must be received by 11:59 p.m. Eastern Time on Wednesday, October 12, 2022.

If you are a beneficial owner, you can vote in the manner prescribed by the bank, broker, or other nominee through which you own your shares of common stock. You will receive voting instruction information for you to use

Paychex, Inc. 2022 Proxy Statement • 69

FAQ

in directing the bank, broker or other nominee how to vote your shares. Check the voting instruction information used by the bank, broker or other nominee to see if it offers Internet or telephone voting.

May I vote during the Annual Meeting?

If you are a registered stockholder, you may vote your shares during the Annual Meeting if you attend virtually by visiting the website at www.virtualshareholdermeeting.com/PAYX2022 and logging in with your 16-digit control number, even if you previously voted by Internet or telephone. Votes submitted during the Annual Meeting must be received no later than the closing of the polls at the Annual Meeting. Whether or not you plan to attend the meeting, however, we strongly encourage you to vote your shares by proxy before the meeting.

If you are a beneficial owner and want to vote your shares during the Annual Meeting, you can vote online using your 16-digit control number.

May I change my mind after I vote?

Registered stockholders may change a properly executed proxy at any time prior to it being voted at the Annual Meeting by:

•	providing written notice of revocation to the Corporate Secretary;

•	submitting a later-dated proxy via the Internet, telephone, or mail (if you requested a printed copy of the proxy materials); or

•	voting during the Annual Meeting.

Beneficial owners should contact their broker, bank, or other nominee for instructions on how to change their vote.

If you are a participant in the ESOP, you may change a properly executed proxy at any time prior to 11:59 p.m. Eastern Time on Monday, October 10, 2022, by submitting a proxy that has a more recent date than the original proxy by Internet, telephone, or mail. You may not, however, change your voting instructions during the Annual Meeting because the Trustee will not be present.

In what manner are proxies voted? What if I did not specify a vote?

All votes properly cast and not revoked will be voted at the Annual Meeting in accordance with the stockholder’s directions. You should specify your choice for each matter when you vote. However, if you do not specify your choices then your shares will be voted in accordance with the Board’s recommendations. Should any matter not described above be properly presented at the Annual Meeting, the proxies will vote in accordance with their judgment as permitted.

If you are a beneficial owner, in order to ensure your shares are voted the way you would like, you must provide voting instructions to your bank, broker, or other nominee. If you do not provide your voting instructions to that party, whether your shares can be voted depends on the type of item being considered for vote. New York Stock Exchange (“NYSE”) rules, which also apply to companies with shares listed on the Nasdaq Global Select Market, allow your bank, broker, or other nominee to use its own discretion and vote your shares on routine matters. A bank, broker, or other nominee does not have discretion to vote your shares on non-routine matters (known as “broker non-votes”). Proposals 1 and 2 are not considered to be routine matters under the current NYSE rules, and so your bank, broker, or other nominee will not have the discretionary authority to vote your shares on those items. Proposal 3 is considered a routine matter under NYSE rules, so your bank, broker, or other nominee will have discretionary authority to vote your shares on that item.

How are broker non-votes and abstentions counted?

Broker non-votes are not considered votes for or against a proposal and therefore will have no direct impact on any proposal since they are not deemed to be duly cast nor entitled to vote, but they will be counted for the purpose of determining the presence or absence of a quorum. Therefore, we urge you to give voting instructions to your bank or broker on all voting items.

Paychex, Inc. 2022 Proxy Statement • 70

FAQ

Abstentions are also counted for the purposes of establishing a quorum but will have the same effect as a vote against a proposal, except in regard to the election of directors. For this item, abstentions will have no direct impact.

How can I find the results of the voting?

We will announce the preliminary voting results at the Annual Meeting. The Company will report the final results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

Are there any other actions to be presented at the Annual Meeting?

As of the date of this proxy statement, management does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those described in this proxy statement. If any other matters properly come before the Annual Meeting, the named proxy holders will vote on such matters in accordance with their judgment.

Who pays for the cost of solicitation of proxies?

Solicitation of proxies is made on behalf of the Company and the Company will pay the cost of solicitation of proxies. The Company will reimburse any banks, brokers and other custodians, nominees, and fiduciaries for their expenses in forwarding proxies and proxy solicitation material to the beneficial owners of the shares held by them. In addition to solicitation by use of the mail or via the Internet, directors, officers, and regular employees of the Company, without extra compensation, may solicit proxies personally or by telephone or other communication means.

How is the Company’s Annual Report being delivered?

We are pleased to be using the SEC’s rule that allows companies to furnish proxy materials to their stockholders over the Internet. In accordance with this rule, on or about September 2, 2022, we will send stockholders of the record date a Notice of Internet Availability of Proxy Materials. The Notice contains instructions on how to access our Proxy Statement and Annual Report for fiscal 2022 on the Internet. You may also access it on https://investor.paychex.com.

In addition, on www.proxyvote.com there are instructions on how to request to receive paper copies of the document. You may also obtain a copy of our Form 10-K filed with the SEC, without charge, upon written request submitted to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Investor Relations.

What is householding?

In accordance with the Exchange Act, the Company delivers materials to stockholders under a program known as “householding.” Under the householding program, the Company is delivering one copy of its Notice of Internet Availability addressed to all stockholders who share a single address, unless such stockholders previously notified the Company that they wish to revoke their consent to the householding. Householding is intended to reduce the Company’s printing and postage costs.

You may revoke your consent at any time by calling toll-free (866) 540-7095 or by writing to Broadridge Investor Communications Services, Attention: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation, and each stockholder at your address will receive individual copies of the Notice of Internet Availability.

Stockholders of record residing at the same address and currently receiving multiple copies of the Notice of Internet Availability who wish to receive a single copy may also contact Broadridge Investor Communications Services at the phone number and address noted above. Beneficial owners will need to contact their broker, bank, or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Paychex, Inc. 2022 Proxy Statement • 71

FAQ

The Company hereby undertakes to deliver upon oral or written request a separate copy of its Notice of Internet Availability, proxy statement or annual report to a stockholder at a shared address to which a single copy was delivered. If such stockholder wishes to receive a separate copy of such documents, contact Terri Allen, Investor Relations, either by calling toll-free (800) 828-4411 or by writing to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Investor Relations.

If you own Paychex stock beneficially through a bank, broker, or other nominee, you may already be subject to householding if you meet the criteria. If you wish to receive a separate Notice of Internet Availability, proxy statement and annual report in future mailings, you should contact your bank, broker, or other nominee.

How do I submit a proposal for next year’s Annual Meeting?

Stockholder proposals, which are intended to be presented at the 2023 Annual Meeting, for inclusion in the Company’s proxy statement pursuant to SEC Rule 14a-8, must be received by the Company at its executive offices on or before May 5, 2023 to be considered timely. Any such proposals, including stockholder proposals for candidates for nomination for election to the Board, must be submitted in accordance with applicable SEC rules and regulations, and follow the Company’s procedures under “Communications with the Board of Directors.”

Stockholder proposals, which are intended to be presented at the 2023 Annual Meeting outside of the SEC Rule 14a-8 process, must be received by the Company’s Corporate Secretary at its executive offices no sooner than June 15, 2023 and no later than July 15, 2023 to be considered timely.

If the date of our 2023 Annual Meeting has been changed by more than 30 days before or more than 60 days after the first anniversary of this Annual Meeting, stockholders must submit proposals (1) not earlier than the 120th day prior to the 2023 Annual Meeting and not later than the close of business on the 90th day prior to the 2023 Annual Meeting or (2) if public announcement of the 2023 Annual Meeting is less than 100 days prior to the date of the meeting, not later than the 10th day following the day on which public disclosure of the 2023 Annual Meeting is first made.

Stockholders may nominate candidates for the Board by the same deadlines as proposals for business to come before the 2023 Annual Meeting. Each notice of business or nomination must set forth the information required by our By-laws. Any such proposals, including stockholder proposals for candidates for nomination for election to the Board, must be submitted in accordance with applicable SEC rules and regulations, and follow the Company’s procedures in its By-Laws. Submitting a notice does not ensure that the proposal will be raised at the 2023 Annual Meeting. We will not permit stockholder proposals that do not comply with the foregoing notice requirement to be brought before the 2023 Annual Meeting.

In addition to satisfying the advance notice requirements in order to comply with the universal proxy rules under the Exchange Act (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company’s Corporate Secretary that sets forth the information required by Rule 14a-19 under the Exchange Act no later than August 14, 2023.

Paychex, Inc. 2022 Proxy Statement • 72

APPENDIX A

APPENDIX A PAYCHEX, INC. NON-GAAP FINANCIAL MEASURES

The following table reconciles the GAAP measures to the related non-GAAP measures that were utilized within this proxy statement.

$ in millions, except per share amounts	2022	Change(1)	2021(2)	Change(1)	2020

Operating income (GAAP)	$1,840	26%	$1,461	—%	$1,461

Non-GAAP adjustments:

Add: Cost-saving initiatives(3)	—		32		—

Adjusted operating income	$1,840	23%	$1,493	2%	$1,461

Less: Interest on funds held for clients	(58)		(59)		(87)

Operating income, net of certain items (non-GAAP)	$1,782	24%	$1,434	4%	$1,373

Diluted earnings per share (GAAP)	$3.84	27%	$3.03	—%	$3.04

Non-GAAP adjustments:

Excess tax benefit related to employee stock-based compensation payments(4)	(0.05)		(0.05)		(0.04)

Tax benefit derived from research and development costs(5)	(0.02)		—		—

Cost-saving initiatives(3)	—		0.07		—

Total non-GAAP adjustments	(0.07)		0.01		(0.04)

Adjusted diluted earnings per share (non-GAAP)	$3.77	24%	$3.04	1%	$3.00

(1)	Percentage changes are calculated based on unrounded numbers.

(2)	The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

(3)

One-time costs and corresponding tax benefit recognized related to the acceleration of cost-saving initiatives, including the long-term strategy to reduce our geographic footprint and headcount optimization. These events are not expected to recur.

(4)

Net tax windfall benefits related to employee stock-based compensation payments recognized in income taxes. This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is within the control of management.

(5)	Non-recurring tax benefit derived from prior years’ research and development costs incurred in the production of customer-facing software.

In addition to reporting operating income and diluted earnings per share, which are U.S. GAAP measures, we present operating income, net of certain items, adjusted operating income, and adjusted diluted earnings per share which are non-GAAP measures. We believe these additional measures are an indicator of our core business operations’ performance period over period. Operating income, net of certain items, excludes interest on funds held for clients. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. Adjusted operating income, operating income, net of certain items and adjusted diluted earnings per share are not calculated through the application of U.S. GAAP and are not required forms of disclosure by the SEC. As such, they should not be considered as a substitute for the U.S. GAAP measure of operating income and diluted earnings per share and therefore should not be used in isolation, but in conjunction with the U.S. GAAP measures. The use of any non-GAAP measure may produce results that vary from the U.S. GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Paychex, Inc. 2022 Proxy Statement • A-1

HELPFUL RESOURCES

Visit the website, or scan the QR codes to access these sites with your mobile device.

Paychex website www.paychex.com	Investor Relations https://investor.paychex.com

Proxy Voting www.proxyvote.com

ABOUT PAYCHEX

Paychex, Inc. (Nasdaq:PAYX) is a leading provider of integrated human capital management solutions for human resources, payroll, benefits, and insurance services. By combining innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers business owners to focus on the growth and management of their business. Backed by 50 years of industry expertise, Paychex serves more than 730,000 payroll clients as of May 31, 2022, in the U.S. and Europe, and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting www.paychex.com and stay connected on Twitter and LinkedIn.

Paychex by the Numbers

Payroll and Taxes

1 in 12
U.S. Private Sector Workers Paid

$8 Billion
in ERTC and Paid Leave Tax Credits Applied for on Behalf of Clients

11 Million
Employee W-2s Created

Human Resources

2 Million
Worksite Employees Supported by Paychex HR

700+ Paychex HR Professionals Providing HR Advice

Nearly 30,000
HR Matters Addressed by Our HR Professionals

Paychex Flex®

99.9%
Availability

2.4 Million
Monthly Paychex Flex Time Users

1.7 Million
Employees Onboarded Electronically

Employee Benefits

11 Straight Years
— Largest 401(k) Recordkeeper in U.S. by Number of Plans[1]

1.3 Million
Retirement Plan Participants

Nearly 130,000
Insurance Clients — Top 30 U.S. Insurance Broker[2]

facebook.com/paychex
twitter.com/paychex
linkedin.com/company/paychex

PAYCHEX®
HR | Payroll | Benefits | Insurance

Data on file as of May 31, 2022.
[1] Largest 401(k) Recordkeeper by Number of Plans, *PLANSPONSOR* magazine, 2022.
[2] Top 100 Brokers of U.S. Business, *Business Insurance* magazine, 2022.
Insurance is sold and serviced by Paychex Insurance Agency, Inc., 225 Kenneth Drive, Rochester NY 14623. CA license #0C28207.
Professional employer organization (PEO) services provided by Paychex Business Solutions, LLC (Florida employee leasing license GL7), Oasis Outsourcing, LLC (Florida employee leasing license GL42), and their affiliates, which are licensed or registered to provide PEO services where required by law.

PAYCHEX, INC. 911 PANORAMA TRAIL SOUTH ROCHESTER, NY 14625 -2396

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on October 12, 2022 for shares held directly and by 11:59 p.m. Eastern Time on October 10, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PAYX2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on October 12, 2022 for shares held directly and by 11:59 p.m. Eastern Time on October 10, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

If you requested a full printed set of proxy materials, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D90127-Z83309-P79361                    KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — —  — —— — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

PAYCHEX, INC.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees:		For	Against	Abstain
1a. Martin Mucci		☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

2.  ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

3.  R A T I F I C A T I O N  O F  S E L E C T I O N  O F PRICEWATERHOUSECOOPERS LLP TO SERVE AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

NOTE: SHARES ISSUED TO OR HELD FOR THE ACCOUNT OF THE UNDERSIGNED UNDER THE ESOP WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IF THE CARD IS NOT SIGNED OR IF THE CARD IS NOT RECEIVED BY MONDAY, OCTOBER 10, 2022 THE SHARES ISSUED TO OR HELD FOR THE ACCOUNT OF THE PARTICIPANT WILL BE VOTED BY THE ESOP TRUSTEE IN THE SAME PROPORTION AS ESOP SHARES FOR WHICH INSTRUCTIONS HAVE BEEN RECEIVED.

							For	Against	Abstain
1b. Thomas F. Bonadio		☐	☐	☐			☐	☐	☐
1c. Joseph G. Doody		☐	☐	☐			☐	☐	☐
1d. David J.S. Flaschen		☐	☐	☐
1e. B. Thomas Golisano		☐	☐	☐
1f. Pamela A. Joseph		☐	☐	☐
1g. Kevin A. Price		☐	☐	☐
1h. Joseph M. Tucci		☐	☐	☐
1i. Joseph M. Velli		☐	☐	☐
1j. Kara Wilson		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

September 2, 2022

Dear Paychex Stockholder:

The Board of Directors cordially invites you to attend our virtual Annual Meeting of Stockholders (the “Annual Meeting”) on Thursday, October 13, 2022 at 10:00 a.m. Eastern Time online at www.virtualshareholdermeeting.com/PAYX2022.

The accompanying booklet includes the formal Notice of Annual Meeting of Stockholders and the Proxy Statement. The Proxy Statement tells you about the agenda items and the procedures for the Annual Meeting. It also provides certain information about Paychex, Inc., its Board of Directors, and its Named Executive Officers.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote. You may vote by Internet, telephone, or if you requested a full printed set of proxy materials, by mail. We encourage you to use the Internet as it is the most cost-effective way to vote.

We hope you will be able to attend the Annual Meeting and would like to take this opportunity to remind you that your vote is important. If you have any questions about the Annual Meeting, please contact the Corporate Secretary at (800) 828-4411, or write to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Corporate Secretary.

Sincerely,

Martin Mucci

Chairman of the Board and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D90128-Z83309-P79361

PAYCHEX, INC. Proxy Solicited on Behalf of the Board of Directors of Paychex, Inc. for the Annual Meeting, October 13, 2022

PROXY

The undersigned hereby appoints MARTIN MUCCI and EFRAIN RIVERA, or either of them, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders to be held on October 13, 2022 ("Annual Meeting"), and at any adjournment thereof, with all the powers which the undersigned would possess if personally present to vote all shares of stock which the undersigned may be entitled to vote at said Annual Meeting. The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxy on all other matters. If not otherwise specified in this proxy card, shares will be voted in accordance with the recommendations of the Board of Directors.

If shares of Paychex, Inc. Common Stock are issued to or held for the account of the undersigned under the Paychex Employee Stock Ownership Plan Stock Fund ("ESOP") of the Paychex, Inc. 401(k) Incentive Retirement Plan, then the undersigned hereby directs the trustee of the ESOP to vote all shares of Paychex, Inc. Common Stock in the undersigned's name and/or account under such plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournment thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS. PLEASE MARK, SIGN, DATE AND RETURN IT IN THE ENCLOSED ENVELOPE. IF NOT OTHERWISE MARKED, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED "FOR" EACH OF THE NOMINEES IN PROPOSAL 1, "FOR" PROPOSAL 2, AND "FOR" PROPOSAL 3.

Continued and to be signed on reverse side